UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Jefferies Financial Group

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2019 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
MARCH 28, 2019

February 15, 2019

Dear Fellow Shareholders,

We present this year’s Proxy Statement and invite you to our 2019 Annual Meeting of Shareholders on Thursday, March 28, 2019 at 10:00 a.m. New York City time at the Paley Center for Media, 25 West 52nd Street, New York City. The agenda will include a vote for the election of directors, an advisory vote to approve our executive compensation program and a vote on the selection of our independent auditors. Our CEO, Rich Handler, and our President, Brian Friedman, will discuss our strategy and operating performance and answer your questions.

Our 2018 Achievements

In addition to our substantial operating and financial performance accomplishments highlighted to the right, Jefferies has experienced strong progress from a strategic perspective:

●With your approval, we changed the name of Leucadia National Corporation to Jefferies Financial Group Inc.
●Further reinforcing our focus in financial services,
●We sold 48% of National Beef and no longer consolidate the remaining 31% that we continue to own
●We sold our entire ownership interests in Garcadia
●We moved our interests in Berkadia and Leucadia Asset Management into Jefferies Group
●We began publishing semi-annual estimates of the fair value of our merchant banking investments in our ongoing effort to increase the transparency of our business and the value of our investments
●To align Jefferies with its largest operating subsidiary, Jefferies Group LLC, we changed our fiscal year-end to November 30
●Further reinforcing that alignment, we created mirrored boards at Jefferies and Jefferies Group so that the individual directors of Jefferies Financial Group are the same individuals who are the directors of Jefferies Group LLC
●We created two new Board Committees: the Risk and Liquidity Oversight Committee and the Valuation Oversight Committee

Reconciliations of all non-GAAP financial measures are located on page 71 of this Proxy Statement

2018 Financial Milestones We recorded net income attributable to common shareholders of $1.0 billion, or $2.90 per diluted share
We generated a 10.1% return on our shareholders’ equity
We generated a 15.2% return on our tangible deployable equity
Our divestitures of National Beef and Garcadia yielded pre-tax gains of $1.1 billion
We paid $0.45 per share in dividends and increased common shareholders’ equity per share by 15.3% from $28.37 to $32.72 and fully diluted tangible equity per share by 21.5% from $20.48 to $24.90
We increased our quarterly cash dividend by 25% from $0.10 per common share to $0.125 per share

We repurchased 50 million shares of our common stock, returning $1.14 billion to our shareholders, which, combined with our dividends, means that we returned approximately $1.3 billion, or 12.9% of our common shareholders’ equity at the beginning of the year

The $1.3 billion returned to our shareholders represents approximately 17.0% of our tangible common shareholders’ equity at the beginning of the year

2019 Proxy Statement	1

Our 2018 Disappointments

Despite those striking achievements, 2018 fell short for us in two categories: total shareholder return and the message you sent to us at last year’s annual shareholders’ meeting regarding say-on-pay.

We were disappointed by the fact that, for our November 30, 2018 fiscal year, our total shareholder return was -15.8%. The entire financial services industry was similarly impacted and most value and mid-cap stocks also declined precipitously, but that is no consolation. Nonetheless, we have confidence that, in the longer run, the market is rational, and we believe that our total shareholder return ultimately will reflect the progress that our management has driven over the past few years.

We were also disappointed by the fact that, although our advisory say-on-pay vote was passed by our shareholders, that consent was not the result of a strong majority. We transformed that disappointment into immediate action, redoubling our engagement with our fellow shareholders and the proxy advisory firms and, most importantly, making meaningful amendments to the executive compensation program we adopted in January 2018, all of which directly responded to the feedback we received from you, our fellow shareholders.

Your Vote Matters

Please accept our most sincere gratitude for your investment and partnership with us. We genuinely hope we will see you at our annual shareholders’ meeting. If you are not able to attend in person, we ask you to vote by proxy in support of our recommendations. The proxy materials contain necessary information about the matters on which we are asking you to vote. The Jefferies team is open to addressing any questions regarding these matters you may have. Thank you again for your support.

Sincerely,

The Jefferies Board of Directors

“We have confidence that . . . the market is rational, and we believe that our total shareholder return ultimately will reflect the progress that our management has driven over the past few years.”

We made “meaningful amendments to the executive compensation program . . . all of which directly responded to the feedback we received from you, our fellow shareholders.”

2	Jefferies Financial Group

JEFFERIES FINANCIAL GROUP INC.

Notice of Annual Meeting of Shareholders

Date and Time March 28, 2019 at 10:00 a.m.	Place The Paley Center for Media Frank A. Bennack, Jr. Theater 25 West 52nd Street New York, New York 10019

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2019 Annual Meeting of Shareholders.

Purpose of Meeting

Proposal	Vote Required to Elect or Approve	Board Recommendation	Page Reference
Election of Directors	Majority of the votes cast	✓ For each nominee	► 11
Advisory Vote on 2018 Executive Compensation	Majority of the votes cast	✓ For	► 37
Ratification of Independent Auditors	Majority of the votes cast	✓ For	► 65

Consider other matters that properly come before the meeting

Other Important Information

Shareholders should read Important Information for Our Shareholders beginning on page 73 for additional information, including ways for you to vote prior to the meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	astproxyportal.com/ast/08448	proxyvote.com
By Telephone (24 hours a day):	1-888-776-9962	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

Generally, the deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Wednesday, March 27, 2019. Please read Important Information for Our Shareholders for voting deadlines for shares held in our Profit Sharing Plan.

2019 Proxy Statement	3

Proxy Summary

Who We Are

Jefferies Financial Group is a diversified financial services company engaged in investment banking and capital markets, asset management and principal investing. Jefferies Group, our largest subsidiary, is the largest independent full-service global investment banking firm headquartered in the U.S. In our merchant banking business, we own a diverse portfolio of businesses and investments that have the potential for significant long-term value creation.

On June 5, 2018, we completed the sale of 48% of National Beef to Marfrig Global Foods S.A., reducing our ownership in National Beef from 79% to 31%. During the third quarter of 2018, we sold 100% of our equity interests in Garcadia, our auto dealer group, and our associated real estate to our former partners, the Garff family. These sales, and particularly the related deconsolidation of National Beef, helped transform Jefferies Financial into a more focused financial services company.

In furtherance of our financial services strategy, on October 1, 2018, we amalgamated our primary financial services operating businesses into one platform by transferring our 50% membership interest in Berkadia and our Leucadia Asset Management seed investments into Jefferies Group.

The chart below provides an overview of Jefferies Financial Group. For more information, please see our Form 10-K filed on January 29, 2019.

Jefferies Financial Group Parent Capital - $10.1 Billion Common Shareholders’ Equity(1) and $10.2 Billion Equity(2)	Liquidity & Corporate (Net) $1.6 Billion

Investment Banking, Capital Markets & Asset Management $6.2 Billion Total Shareholders’ Equity(1) $4.4 Billion Tangible Equity(3)	Merchant Banking $3.3 Billion Total Shareholders’ Equity / Tangible Equity $4.1 Billion NAV(4)

Note: Dollar amounts are Jefferies Financial Group’s net carrying amount as of 11/30/18 for each investment; for consolidated subsidiaries equal to their assets less liabilities and non-controlling interest. Reconciliations of all non-GAAP financial measures are located on page 71 of this Proxy Statement.

(1)	Includes $1.9 billion of goodwill and intangibles.
(2)	Represents a non-GAAP financial measure that equals $10.1 billion of Common Shareholders Equity plus $125 million of Series A Preferred Equity.
(3)	Represents a non-GAAP financial measure that equals $6.2 billion Total Shareholders’ Equity less $1.9 billion of goodwill and intangibles.
(4)	Represents a non-GAAP financial measure that equals $3.3 billion of Total Shareholders’ Equity plus $800 million of fair value adjustments.

4	Jefferies Financial Group

Proxy Summary

Proposal I Election of Directors
●Our directors are elected at each annual meeting of shareholders and hold office for a one-year term.
●The Nominating and Corporate Governance Committee considers and chooses nominees for our Board with the primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders.
●25% of our Board represents a gender or ethnic minority and 33% of our Board has a tenure of five years or less.

	The Board recommends a vote FOR each of the director nominees	Page 11

Our Director Nominees

			Jefferies Committees
Name and Age	Tenure	Other non-portfolio public directorships	A	C	NCG	RLO	VO
Linda L. Adamany, 66 Independent	2014	Coeur Mining Inc. Wood
Barry J. Alperin, 78 Independent	2018	Henry Schein, Inc.
Robert D. Beyer, 59 Independent	2013	The Kroger Co.
Francisco L. Borges, 67 Independent	2013	Assured Guaranty, Ltd.
Brian P. Friedman, 63 President	2013	None
MaryAnne Gilmartin, 54 Independent	2018	None
Richard B. Handler, 57 Chief Executive Officer	2013	None
Robert E. Joyal, 74 Independent	2013	Barings Corporate/Participation Investors
Jacob M. Katz, 66 Independent	2018	Herc Holdings Inc.
Michael T. O’Kane, 73 Lead Independent Director	2013	Assured Guaranty, Ltd.
Stuart H. Reese, 63 Independent	2013	None
Joseph S. Steinberg, 75 Chairman of the Board	1978	Crimson Wine Group Ltd.

A	Audit	Member
C	Compensation	Chair
NCG	Nominating and Corporate Governance
RLO	Risk and Liquidity Oversight
VO	Valuation Oversight

2019 Proxy Statement	5

Proxy Summary

BOARD OF DIRECTORS SKILLS AND EXPERIENCE

Audit & Financial Expertise	Corporate Strategy & Business Development	Corporate Governance
Ethics/Social Responsibility Oversight	Financial Services	International Business & Operations
Executive Leadership & Management	Mergers & Acquisitions	Private Equity
Risk Oversight	Expertise in Portfolio Company Related Industry

DIRECTORS BY TENURE	DIRECTOR DIVERSITY	DIRECTORS BY AGE
0-3 years 4-7 years >7 years
Average Tenure 6.9 years	3 of 12 Directors are gender or ethnically diverse	Average Age ~66 years

Corporate Governance

ONGOING PRACTICES	ENHANCEMENTS
●Independent Lead Director ●Majority Voting ●Board Refreshment ●Clawback Policy ●Prohibition on Hedging ●Independent Compensation Consultant
●Mirrored Boards NEW
●New Committees NEW
●Shareholder Proxy Access
●Individual Director Assessments
●CEO and President Stock Ownership Guidelines
●Minimum Holding Periods of Vested Equity
●CEO and President Evaluations
●Corporate Social Responsibility Principles
●Shareholder Engagement
●Increased Director Stock Ownership Guidelines

6	Jefferies Financial Group

Proxy Summary

Proposal II Advisory Vote on 2018 Executive Compensation
●Approximately a half-year after our 2016 compensation plan had received nearly a 90% favorable say-on-pay vote, the Compensation Committee approved an executive compensation program in January 2018 that was intended to apply to compensation years 2018, 2019 and 2020 and that, with two exceptions — changing part of the long-term equity award to a long-term cash award and increasing the performance threshold of ROTDE and TSR from 4% to 5% — replicated our 2016 and 2017 compensation plans.
●Following our annual meeting and say-on-pay vote for our 2017 plan, the Compensation Committee immediately engaged with fellow shareholders and the proxy advisory firms to solicit feedback in order to assure the executive compensation program received better future support from shareholders.
●Based on that feedback, the Compensation Committee amended the program to address each of the issues addressed by our shareholders and proxy advisory firms.
●The Compensation Committee not only amended the 2018 Plan, 2019 Plan and 2020 Plan but also committed to shareholders and the proxy advisory firms that the long-term equity portion of those Plans would be capped and subject only to negative discretion.

	The Board recommends a vote FOR the 2018 Executive Compensation	Page 37

Changes to Our Executive Compensation Program NEW

What We Heard	What We Did

Banking: We uniformly heard displeasure with our banking mechanism, under which executives could earn banked but unvested RSUs for each individual performance year even if performance for subsequent years is below expectations.

We eliminated banking
Absolute TSR Measurement: Shareholders and proxy advisory firms favored some element of relative total shareholder return instead of an exclusive, absolute TSR performance measurement.	We implemented a relative TSR performance threshold starting in the current year

Insufficient Articulation of Peer Selection Process: Certain shareholders and the proxy advisory firms asked us to review and amend our peer list and to explain in greater detail why we selected the peers that we did.

We reshaped and expanded our peer list and provided a more fulsome articulation of our peer-selection reasoning
Performance Targets: Certain shareholders expressed an issue with our targeted performance metrics for ROTDE and TSR.

We raised our performance ranges from a 5% threshold and 8% target for each of ROTDE and TSR to a 6% threshold and 9% target; the higher performance target reduces overall award magnitude at the former 8% target by nearly 17%

Magnitude of the Overall Award: Certain shareholders believed that the overall magnitude of our executive compensation package was too high.	We reduced the targeted cash portion of our compensation plan by 28% and the overall targeted compensation by 10%

Commitments to Our Shareholders NEW

What We Heard	What We Committed

No Increases to Equity. We heard concern that, because we employed a one-time equity grant for the 2018 Plan, 2019 Plan and 2020 Plan, the equity portions of those Plans could be increased at a later time.

We confirmed and committed that no additional equity would be granted under those Plans
Exercise of Negative Discretion. We heard questions whether we could employ negative discretion as it pertained to the equity portion of the 2018 Plan, 2019 Plan and 2020 Plan.	We confirmed that we retain negative discretion and that no positive discretion is allowed; that is, we may reduce equity awards, but will not increase them

2019 Proxy Statement	7

Proxy Summary

Elements of 2019 and 2020 Compensation (CEO and President)*

ANNUAL BASE SALARY	$1 million
SHORT-TERM INCENTIVE	Targeted Amount: $6.5 million per year

●Single-year performance award based upon ROTDE
●Potential 75% upside if ROTDE is greater than or equal to 12%
●Committee has discretion to increase or decrease incentive
●Upside capped at 100% of target

LONG-TERM INCENTIVE	Targeted Amount: $16 million (3 year test and vesting)

●To achieve target, 9% compounded annual TSR required
●Targeted performance results in approximately 30% growth in share price
●Performance measurements and vesting occur after the end of the third year

Target compensation of $16 million, but award is not vested until the end of the three-year measurement period of compounded annual TSR
●2019 Award vests during first quarter of fiscal year 2022
●2020 Award vests during first quarter of fiscal year 2023

2019 Plan and 2020 Plan modified by relative TSR performance:	TSR Performance Metric
●If relative compounded annual TSR is below 50th percentile, award capped at target ●If relative compounded annual TSR is above 50th percentile, award increases by between 1.5% and 75% of target
●3-year performance cycle measuring three-year compounded annual TSR
●All RSUs are forfeited if three-year compounded annual TSR < 6%
●Targeted 9% three-year compounded annual TSR (approximately 30% growth in stock price)
●Relative TSR Modifier
●Responding directly to our January–February 2019 engagement with our fellow shareholders, we set the relative TSR modifier at the 50th percentile versus our peers (i.e., the median)
●If relative TSE < 50th percentile, RSU award capped at target even if absolute TSR is > 9%
●If relative TSR > 50th percentile, RSU award increases by 1.5% of target compensation for each percentile point above median, but only if absolute TSR ≥ 9%

*	Changes to 2018 Plan discussed on page 48.

8	Jefferies Financial Group

Proxy Summary

Proposal III Ratification of Independent Auditors
●The Audit Committee selected Deloitte & Touche LLP as our independent auditors for 2019.
●This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of our shareholders.
●This is a non-binding proposal.

	The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent auditors	Page 65

2019 Proxy Statement	9

10	Jefferies Financial Group

Corporate Governance Matters

Proposal I	Election of Directors
The Board recommends a vote FOR each of the director nominees

Fiscal year 2018 was a year of transformation for our Board of Directors. Further aligning the operations of Jefferies Financial Group and its largest operating subsidiary, Jefferies Group, the respective boards of each entity created mirrored boards in the fourth quarter. To accomplish that, the Jefferies Financial Group directors and the Jefferies Group directors combined, and that combined group of individuals became the directors of Jefferies Financial Group, and those same individuals became the directors of Jefferies Group – accordingly, the phrase “mirrored boards.” Mirroring the boards means shareholders will benefit from the combined expertise from both boards as we chart the future of the less complex, more transparent financial services platform we have become. Practically speaking, for purposes of this Proxy Statement, this change means that, in addition to those nine incumbent directors from legacy Jefferies, our slate of directors now includes Barry Alperin, Jacob Katz and MaryAnne Gilmartin, who were voted onto our Board in November 2018.

Our directors are elected at each annual meeting of shareholders and hold office for a one-year term. Our Nominating and Corporate Governance Committee considers and chooses nominees for our Board with the primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, age, ethnicity and personal background. In evaluating nominees, the Nominating and Corporate Governance Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon myriad factors, including the candidate’s individual director assessment. Directors should have the highest professional and personal ethics, integrity and character that conform to our standards. Directors should also have experience at the governance and policy-making level in their respective fields. The Nominating and Corporate Governance Committee will consider whether a candidate for director has a proven professional background that displays the ability to make important judgments as Board members. The Committee also determines whether a candidate’s skills and experience complement existing Board members’ skills and experience.

As illustrated by their biographies and highlighted in the chart below, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong executive operating experience; expertise in the financial services sector; accounting expertise; broad experience in such diverse sectors as oil and gas, mining, investment management, retail food, real estate, private equity, communications, media, government and international banking, among others; and a meaningful commitment to community and public service. That wealth of knowledge and experience is ideally suited to our diverse financial services and merchant banking platforms.

BOARD OF DIRECTORS SKILLS AND EXPERIENCE

Executive Leadership & Management 100%	Corporate Governance 100%	Financial Services 92%	Corporate Strategy & Business Development 92%

Risk Oversight 100%	Audit & Financial Expertise 83%	International Business & Operations 50%	Ethics/Social Responsibility Oversight 58%

Mergers & Acquisitions 75%	Expertise in Portfolio Company Related Industry 100%	Private Equity 75%

Unless otherwise directed, proxies will be voted for our 12 nominees and, if a nominee becomes unavailable for election, for the substitute nominee as proposed by our Board of Directors.

2019 Proxy Statement	11

Corporate Governance Matters

Biographies of Directors

Linda L. Adamany Independent Director Director since 2014 Committees ●Audit ●Nominating and Corporate Governance ●Risk and Liquidity Oversight (chair) ●Valuation Oversight	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Ms. Adamany’s financial and operating executive experience in multiple industries brings the perspective of an experienced leader, particularly to our oil and gas and mining businesses. Her additional experience serving on the boards of directors and committees of public companies, including an ethics committee and audit committee as chair, as well as previous compensation and corporate governance committees experience, qualifies her for service on our Board.

Professional Highlights

Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, most recently from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and as Chief Executive of BP Shipping from October 1999 until September 2002.

Other Engagements

Ms. Adamany serves as a director of Coeur Mining Inc., the largest U.S.-based silver and gold producer and listed on the NYSE, and is Chair of its Audit Committee and a member of its Environmental, Health, Safety and Social Responsibility Committee. Ms. Adamany also serves as a director and member of the Audit and Safety, Assurance and Business Ethics Committee of Wood, a global leader in the delivery of project, engineering and technical services to energy and industrial markets listed on the London Stock Exchange. Ms. Adamany also serves as a director of BlackRock Institutional Trust Company, N.A. and previously served on the board of directors of AMEC Foster Wheeler plc, a consultancy, engineering, project management, operations & construction services, project delivery and specialized power equipment services company, from October 2012 until October 2017, as well as National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 until October 2012.

Education

Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University.

12	Jefferies Financial Group

Corporate Governance Matters

Barry J. Alperin Independent Director Director since 2018 Committees ●Audit ●Compensation ●Nominating and Corporate Governance ●Valuation Oversight	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Alperin’s tenure as a director of Jefferies Group provides us with continued oversight of our financial services businesses. His broad experience in financial transactions, including corporate mergers and acquisitions provides additional board oversight to our investment banking and merchant banking platforms. His experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. Alperin has been a director of Jefferies Group since December 2013. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996.

Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters.

Other Engagements

Mr. Alperin currently serves as a director of Henry Schein, Inc. since 1996, a director of Fiesta Restaurant Group since July 2012 and a director of a privately held marine construction corporation, Weeks Marine, Inc.

He serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chairman of the Audit Committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

Education

Mr. Alperin received a B.A in Economics, magna cum laude, from Dartmouth College, an M.B.A., with high distinction, from the Amos Tuck School of Business and a J.D., cum laude, from the Harvard Law School.

2019 Proxy Statement	13

Corporate Governance Matters

Robert D. Beyer Director since 2013 Committees ●Compensation (chair) ●Risk and Liquidity Oversight	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Beyer’s leadership experience, particularly in risk oversight of asset management and financial services businesses, is valuable to our financial services focus and, in particular, Jefferies’ investment banking platform. His additional experience serving on the boards of directors and committees of both public and private companies, including audit, compensation and corporate governance committees, qualifies him for service on our Board.

Professional Highlights

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW.

Other Engagements

Mr. Beyer serves as a Director and a member of the Financial Policy Committee and the Corporate Governance Committee of The Kroger Co., an NYSE listed company. Mr. Beyer is also the Chairman of the Board of Councilors of USC Dornsife School of Letters, Arts and Sciences, a member of the Harvard-Westlake School Board of Trustees and a member of the Advisory Board of Milwaukee Brewers Baseball Club. Mr. Beyer was formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc. Mr. Beyer was a director of The Allstate Corporation, an NYSE listed company, from 2006 through 2016.

Education

Mr. Beyer received an M.B.A. from the UCLA Anderson School of Management and a B.S. from the University of Southern California.

14	Jefferies Financial Group

Corporate Governance Matters

Francisco L. Borges Director since 2013 Committees ●Audit ●Nominating and Corporate Governance	Relevant Skills
	●Corporate Strategy & Business Development ●Corporate Governance ●Financial Services ●Executive Leadership & Management	●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Borges’ managerial and investing experience in the financial services sector, particularly in the field of asset management, provides oversight to our merchant banking and financial services businesses. His focus on civic leadership and experience serving on the boards of directors and committees of both public and private companies, including a compensation committee and an audit committee, qualify him for service on our Board.

Professional Highlights

Mr. Borges is Chairman of Landmark Partners, LLC, an institutional alternative investment firm, specializing in private equity and real estate secondary market investments, where he has been employed since 1999. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company. In addition, Mr. Borges serves on the Board of Directors of Davis Selected Funds, Connecticut Public Broadcasting Network, Knight Foundation and Millbrook School.

Other Engagements

Mr. Borges is Chairman of the Board of Directors of Assured Guaranty, Ltd., an NYSE listed company.

Education

Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut and a J.D. from the University of Connecticut – School of Law.

2019 Proxy Statement	15

Corporate Governance Matters

Brian P. Friedman President Director since 2013 Committees ●None	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

As our President for almost six years and a long-standing executive officer of Jefferies Group, Mr. Friedman brings managerial, strategic, transactional and investing experience in a broad range of businesses and, most significantly, in financial services. His additional extensive experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. Friedman has served as a director and our President since March 2013 and has been a director and executive officer of Jefferies Group since July 2005 and Chairman of the Executive Committee of Jefferies Group since 2002. Since 1997, Mr. Friedman has also served as President of Jefferies Capital Partners (formerly, FS Private Investments), a private equity fund management company controlled by Mr. Friedman and in which we have an ownership interest, and that is in the process of winddown of its legacy funds. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his seventeen years with Furman Selz and its successors, Mr. Friedman was an attorney with Wachtell, Lipton, Rosen & Katz.

Stock Ownership

Since becoming an executive officer of Jefferies Group in 2005 and as President of Jefferies Financial Group, over 91% of Mr. Friedman’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Friedman has not sold any of his shares.

Other Engagements

As a result of his historic management of various private equity funds and the significant equity positions those funds held in their portfolio companies, Mr. Friedman served on a number of boards of directors of such private and public portfolio companies. Mr. Friedman currently serves as our representative on the boards of directors of various of our investee companies, including HomeFed Corporation since 2014 and Fiesta Restaurant Group since 2012, both of which are public companies. Mr. Friedman is also engaged in a range of philanthropic efforts personally and through his family foundation, and serves as the Chairman of the Board of Strive International, a workforce training effort, and Non-Executive President of the HC Leukemia Foundation.

Education

Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics and M.S. in Accounting from The Wharton School, University of Pennsylvania.

16	Jefferies Financial Group

Corporate Governance Matters

MaryAnne Gilmartin Director since 2018 Committees ●Nominating and Corporate Governance ●Risk and Liquidity Oversight	Relevant Skills
	●Corporate Strategy & Business Development ●Corporate Governance ●Financial Services	●Executive Leadership & Management ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Ms. Gilmartin’s tenure as a director of Jefferies Group provides us with continued oversight of our financial services businesses. Her broad executive management experience, consulting roles and entrepreneurial spirit complement our Board and provides additional oversight to our merchant banking efforts.

Professional Highlights

Ms. Gilmartin has been a director of Jefferies Group since 2014. Ms. Gilmartin is Co-Founder and Chief Executive Officer of L&L MAG, a New York-based real estate development firm. Previously, she was the Chief Executive Officer and President of Forest City Ratner Companies, LLC, a subsidiary of Forest City Realty Trust, Inc (formerly, Forest City Enterprises, Inc.) from April 2013 until January 2018. Ms. Gilmartin served as an Executive Vice President of Commercial Development and Leasing of Forest City Ratner Companies, LLC until April 2013 and co-managed the Commercial Development division. During her tenure, she led the efforts to build Barclays Center, the state-of-the-art sports and entertainment venue and the centerpiece of the $4.9 billion, 22-acre mixed-use Pacific Park Brooklyn development. Ms. Gilmartin oversaw the development of The New York Times Building; New York by Gehry; and the Tata Innovation Center at Cornell Tech. Additionally, Ms. Gilmartin directed the leasing of Forest City Ratner’s five million square foot commercial portfolio at MetroTech Center in Brooklyn, New York.

Prior to joining Forest City Ratner Companies, Ms. Gilmartin served as Managing Director for Consulting Services at Grubb & Ellis Companies, advising corporations and developers on real estate and relocation needs. Previously, she served as Assistant Vice President for Commercial Development at the New York City Economic Development Corporation (EDC) during the Koch and Dinkins administrations. While with the EDC, she managed New York City’s multi-million dollar corporate retention program, which played a key role in retaining companies considering relocation from New York City, including Bear Stearns, Morgan Stanley and Chase Manhattan Bank.

Other Engagements

Ms. Gilmartin began her real estate development career as a New York City Urban Fellow in 1986 at the Public Development Corporation. She serves as Vice Chair of New York Public Radio, Inc. and a member of the Executive Committee of the Brooklyn Academy of Music Inc. In addition, she serves as a Member of the Executive Committee and Board of Governors of the Real Estate Board of New York, Chair Emeritus of the Downtown Brooklyn Partnership and as a Member of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University.

Education

Ms. Gilmartin graduated with a B.A. in Political Science, summa cum laude, and a Master’s of Public Administration, both from Fordham University.

2019 Proxy Statement	17

Corporate Governance Matters

Richard B. Handler Chief Executive Officer Director since 2013 Committees ●None	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

As Jefferies’s CEO for almost six years, and the CEO of Jefferies Group for more than eighteen years, Mr. Handler has the requisite managerial and investing experience necessary to lead our investment and merchant banking businesses. His extensive experience leading our and Jefferies Group’s Boards and his years of managerial leadership qualify him for service on our Board.

Professional Highlights

Mr. Handler has served as a director and as our Chief Executive Officer since March 2013. Mr. Handler has been Chairman of Jefferies Group since February 2002 and Chief Executive Officer of Jefferies Group since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies LLC, Jefferies Group’s principal operating subsidiary, since January 2001. Mr. Handler was first elected to the Board of Directors of Jefferies Group in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies LLC from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990.

Stock Ownership

Since becoming CEO of Jefferies Group in 2001 and for the 29 years he has worked at Jefferies Group and Jefferies Financial Group, over 75% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares.

Other Engagements

Mr. Handler served as Co-Chairman and President of Landcadia Holdings, Inc., from 2016 – 2018, a publicly-listed blank-check company that recently acquired Waitr Holdings, Inc. Mr. Handler also serves on the boards of directors of several of our subsidiaries and portfolio companies. Mr. Handler is also the Chairman of the Board of Trustees of the University of Rochester.

Mr. Handler also serves as the Chairman and CEO of the Handler Family Foundation, a non-profit foundation that focuses on many areas, including providing fully paid college education to the most talented students coming from challenging backgrounds, as well as protecting the environment and endangered species.

Education

Mr. Handler received an M.B.A. from Stanford University and a B.A. in Economics from the University of Rochester.

18	Jefferies Financial Group

Corporate Governance Matters

Robert E. Joyal Director since 2013 Committees ●Compensation ●Nominating and Corporate Governance (chair)	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight	●Financial Services ●Executive Leadership & Management ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Joyal’s eight years as a director of Jefferies Group and his managerial and investing experience in the insurance and investment management sectors brings oversight to our investment and merchant banking businesses. His additional experience serving on the boards of directors and committees of both public and private companies, including nominating and corporate governance committees (serving as chair), qualifies him for service on our Board.

Professional Highlights

Mr. Joyal was a director of Jefferies Group from January 2006 through April 2014. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director from 1987 to 1997 of Massachusetts Mutual Life Insurance Company, a mutually owned financial protection, accumulation and income management company. Mr. Joyal was a director of Ormat Technologies from 2012 to 2017.

Other Engagements

Mr. Joyal is a trustee of Barings Corporate Investors and Barings Participation Investors (closed end funds), a trustee of the MassMutual Funds (a fund family advised by the Massachusetts Mutual Life Insurance Company) and sits on the investment committees of various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors.

Education

Mr. Joyal received an M.B.A. from Western New England College, received a B.A. in Business Administration from St. Michael’s College and is a Chartered Financial Analyst.

2019 Proxy Statement	19

Corporate Governance Matters

Jacob M. Katz Director since 2018 Committees ●Audit (chair) ●Risk and Liquidity Oversight ●Valuation Oversight	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Katz’ tenure as a director of Jefferies Group, executive management and leadership skills gained as the national managing partner and global leader of a financial advisory firm as well as extensive financial knowledge and experience brings broad and extensive oversight to our financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies, including audit committees and a finance committee qualifies him for service on our Board.

Professional Highlights

Mr. Katz has been a director of Jefferies Group since September 2016 and a director of Jefferies International Ltd. since November 2017. Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time.

Other Engagements

He currently serves on the board of Herc Holdings Inc., a New York Stock Exchange listed company.

He is an advisor to private companies, including a Board Advisor of a data solutions and protection company, and has served on the boards of various not for profit organizations. Mr. Katz is a member of the Economics Club of New York and The National Association of Corporate Directors. Mr. Katz also served for a number of years on the Global Public Policy Committee (GPPC) - Bank Working Group, the global forum of representatives from the six largest international accounting networks.

Mr. Katz is a C.P.A. and received an M.B.A. in taxation from the City University of New York and a B.A. in accounting from Brooklyn College.

20	Jefferies Financial Group

Corporate Governance Matters

Michael T. O’Kane Lead Independent Director Director since 2013 Committees ●Compensation ●Nominating and Corporate Governance ●Valuation Oversight (chair)	Relevant Skills
	●Audit & Financial Expertise ●Corporate Governance ●Financial Services ●Executive Leadership & Management	●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. O’Kane’s eight years as a director of Jefferies Group and his managerial and investing experience in the financial sector, particularly in the area of asset management brings oversight to our merchant and financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. O’Kane was a director of Jefferies Group from May 2006 through April 2014. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director – Private Placements from 1986 to 1990, then as Managing Director – Structured Finance from 1990 to 1996 and finally as Senior Managing Director – Securities Division from 1996 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management.

Other Engagements

Since August 2005, Mr. O’Kane has also served on the Board of Directors of Assured Guaranty, is currently serving on its Audit Committee, is Chair of its Finance Committee and was previously a member of its Risk Oversight Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

Education

Mr. O’Kane received an M.B.A. in Finance from Rutgers Graduate School of Business and an A.B. in Economics from Lafayette College.

2019 Proxy Statement	21

Corporate Governance Matters

Stuart H. Reese Director since 2013 Committees ●Audit ●Risk and Liquidity Oversight	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services	●Executive Leadership & Management ●Mergers & Acquisitions ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Reese’s managerial and investing experience in the insurance and investment management sectors brings oversight to our merchant banking and financial services businesses. His additional experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. Reese has served as Chairman of MassMutual from 2007 through 2010 and as its CEO and President from 2005 through 2009. Prior to 2005, Mr. Reese served as Executive Vice President and Chief Investment Officer of MassMutual. Mr. Reese also held various leadership positions at several MassMutual subsidiaries, serving as Chairman and CEO of Babson Capital Management LLC, Chairman of Cornerstone Real Estate Advisers LLC and as a director of Oppenheimer Acquisition Corporation. Mr. Reese joined MassMutual in 1993, coming from Aetna Life and Casualty Company. Mr. Reese also previously served as director of the Federal Reserve Bank of Boston.

Other Engagements

Mr. Reese serves on the Board of Directors of the Lahey Clinic Foundation, a not-for-profit organization affiliated with Lahey Hospital & Medical Center.

Education

Mr. Reese received an M.B.A., with high distinction, at the Amos Tuck School of Business Administration at Dartmouth College and a B.A. in Biology from Gettysburg College.

22	Jefferies Financial Group

Corporate Governance Matters

Joseph S. Steinberg Chairman Director since 1978 Committees ●None	Relevant Skills
	●Audit & Financial Expertise ●Corporate Strategy & Business Development ●Corporate Governance ●Ethics/Social Responsibility Oversight ●Financial Services ●International Business & Operations	●Executive Leadership & Management ●Mergers & Acquisitions ●Private Equity ●Risk Oversight ●Expertise in Portfolio Company Related Industry

Key Qualifications

As our Chairman and with 40 years of executive leadership experience with us, Mr. Steinberg has the requisite managerial and investing experience necessary to continue as one of our senior executives. His extensive experience with our portfolio companies and investments and service on the boards of directors and committees of both public and private companies qualify him for service on our Board.

Professional Highlights

Mr. Steinberg has served as a director since December 1978, our Chairman since March 2013, and was our President from January 1979 until March 2013. Mr. Steinberg has been a director of Jefferies Group since April 2008.

Other Engagements

Mr. Steinberg serves as our representative as a board member overseeing our investments in HomeFed as Chairman, and Spectrum Brands Holdings, Inc. Mr. Steinberg previously served as a director of Fidelity & Guaranty Life from 2015 to 2017 and currently serves on the Board of Directors of Crimson Wine Group, Ltd., which was spun off to our shareholders in February 2013.

Education

Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.

2019 Proxy Statement	23

Corporate Governance Matters

Board Skills & Experience and Demographic Matrix

Skills & Experience
Audit & Financial Expertise	●	●	●		●		●	●	●	●	●	●
Corporate Strategy & Business Development	●	●	●	●	●	●	●	●	●		●	●
Corporate Governance	●	●	●	●	●	●	●	●	●	●	●	●
Ethics/Social Responsibility Oversight	●	●			●		●	●	●		●	●
Financial Services (Incl. Asset Management & Investment Banking)	●	●	●	●	●	●	●	●	●	●	●	●
International Business & Operations	●		●		●		●		●			●
Executive Leadership & Management	●	●	●	●	●	●	●	●	●	●	●	●
Mergers & Acquisitions	●	●	●	●	●		●		●		●	●
Private Equity	●	●	●	●	●		●	●	●	●		●
Risk Oversight	●	●	●	●	●	●	●	●	●	●	●	●
Expertise in Portfolio Company Related Industry	●	●	●	●	●	●	●	●	●	●	●	●
Demographic Background
Board Tenure (Year Joined)	2014	2018	2013	2013	2013	2018	2013	2013	2018	2013	2013	1978
Years on Board	5	1	6	5	6	1	6	6	1	6	6	40
Gender
Male		●	●	●	●		●	●	●	●	●	●
Female	●					●
Age
At February 15, 2019	66	78	59	67	63	54	57	74	66	73	63	75
Race/Ethnicity
African American/Black				●
Asian, Hawaiian, or Pacific Islander
White/Caucasian	●	●	●		●	●	●	●	●	●	●	●
Hispanic/Latino
Native American
Other
Number of Non-Portfolio Company Outside Public Boards	2	1	1	1	0	0	0	1	1	1	0	1

24	Jefferies Financial Group

Corporate Governance Matters

Board Diversity

We are committed to ensuring women and minority candidates are among every pool of individuals from which new Board nominees are chosen, as well as considering diverse candidates from nontraditional venues.

We intend to succeed in accomplishing that goal through:

●	Suggestions from our Board and senior management

“To fulfill its purpose, the Committee shall… add women and minority candidates to each pool of individuals from which new Board nominees are chosen and consider diverse candidates from nontraditional venues.”

-Jefferies Nominating and Corporate Governance Committee charter

●	Hiring third party search firms as needed
●	Considering candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Board or senior management

We believe the enhanced quality that results from a diverse board is beyond any reasonable dispute. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates. We do not see any challenges in doing so.

The Nominating and Corporate Governance Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. Our three new director nominees appointed in November 2018 bring additional financial and business expertise as well as a fresh perspective to our Board. Our director refreshment over the last several years has resulted in a diverse group of independent directors with low average tenure, gender diversity and significant experience. We strive to continue to improve those numbers as we move forward.

The Board’s Role and Responsibilities

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. To further strengthen and add more focus to that responsibility, in late 2018 our Board formed a new Risk and Liquidity Oversight Committee, which is chaired by Linda Adamany and which has as its members MaryAnne Gilmartin, Jack Katz and Stu Reese. The Risk and Liquidity Oversight Committee oversees Jefferies’ enterprise risk management framework; approves risk management policies; monitors major risk exposures, including among others investment risk, capital risk, funding risk, liquidity risk, new product and business risk, cybersecurity risk, legal and regulatory risk, environmental risk and reputational risk; and oversees management’s controls relating to engaging in risk.

Part of the Board’s risk responsibilities involves approval of certain investments. Our Board must be consulted with and approve potential investments that require expenditure above $150 million. The Board has delegated to any two of Messrs. Handler, Friedman and Steinberg, acting together, approval to make investments below that threshold.

Our Board also fulfills its risk oversight role through the operations of its various committees. Our Board receives periodic reports on each committee’s activities. The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our CFO, our internal audit department and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, internal control over financial reporting, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. Our Audit Committee receives reports from our Chief Compliance Officer in accordance with our Whistle Blower Policy. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, with respect to Jefferies Group, its risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies and presents such information to Jefferies Group’s senior management and our Board.

2019 Proxy Statement	25

Corporate Governance Matters

Environmental, Social and Governance Matters

We are committed to sustainable economic development and recognize the impact our businesses have on the world. For us to continue to prosper, the value we create and grow for our shareholders must be sustainable. We believe in making a positive difference in the communities in which we live and work and strive to discharge our corporate social responsibilities from a global perspective and throughout every aspect of our operations. Our Board carefully considers the impact on the environment, people and the communities of which we are a part in deciding where and whether to invest our assets.

Our Board recognizes the negative effect poor environmental practices and human capital management may have on us and our returns and therefore has established Board reporting requirements regarding risk exposure and risk mitigation efforts in these areas. The periodic reports the Board receives enables the Board to monitor these risks and informs the Board’s determination to mitigate, avoid or eliminate such risks.

Environmental

While our portfolio companies take their environmental protection responsibilities seriously, the companies in which we invest that have a direct impact on the environment take great care both to be in full compliance with all applicable rules and regulations intended to protect the environment and to engage in series of voluntary efforts to help avoid harming the environment.

Golden Queen gold and silver mine

●	Zero-discharge facility that contains all process water
●	Operates leakage and recovery detection systems that contain process solution
●	Carefully monitors wells to detect any leakage of process solution
●	Utilizes upwind and downwind monitoring stations to measure dust emissions
●	Carefully mitigates dust generation
●	Collects and responsibly disposes of all hazardous waste
●	Endeavors to protect the burrowing owl, all bat species, Mojave Shoulder Band snails, Joshua trees and Cholla cactus plants
●	Conducts annual awareness programs for employees covering biological, cultural and archaeological aspects of its operations

Vitesse oil and gas production and development

●	As a non-operating investor, Vitesse evaluates the environmental stewardship and track record of each operating partner
●	As a result of the stringent rules that apply to the industry, Vitesse and JETX’s operators carefully monitor compliance with the myriad international, provincial, federal, state, tribal, local and foreign environmental laws and regulations to which they are subject
●	These include, among many others, the U.S. Clean Air Act; the U.S. Environmental Protections Agency’s global greenhouse gas emissions restrictions; the U.S. Federal Water Pollution Control Act; the U.S. Oil Pollution Act; U.S. Department of Interior regulations; the Comprehensive Environmental Response, Compensation and Liability Act; the U.S. Resource Conservation and Recovery Act; the U.S. Safe Drinking Water Act; the U.S. Emergency Planning and Community Right-to-Know Act; the National Environmental Policy Act and the U.S. Department of Transportation regulations relating to safe transportation of energy and hazardous materials

26	Jefferies Financial Group

Corporate Governance Matters

Idaho Timber wood products

●	Committed to thoughtful environmental stewardship including sustainable forestry
●	Ensures that the harvesting crews with which it contracts comply with all laws and regulations, including compliance with applicable industry practices
●	To ensure a high level of compliance, Idaho Timber reviews and monitors harvesting operations through on-site inspections and constant feedback
●	Remanufacturing plants are highly beneficial to the environment because they reprocess low-grade lumber into higher-grade lumber, aiding overall lumber sustainability and reducing the need for additional harvesting

National Beef beef processing

●	Member of the Global Food Safety Initiative, which is a set of food safety and quality standards that have the goal of enhancing food safety and quality, ensuring consumer protection and strengthening consumer confidence
●	Uses the Biologic Food Safety System
●	Founding member of the U.S. Roundtable for Sustainable Beef

Social Matters

All of the companies in which we invest contribute to the communities in which they operate through employment and benefits practices aimed toward making the lives of our employees and their families better. Our investee companies also maintain rigorous policies and procedures aimed at ensuring that all employees of the Jefferies companies act with the highest integrity, always respecting each other, their clients, their customers and their counterparties.

In addition, our companies make the communities in which they operate better places. A few examples include:

At Jefferies Group, millions of dollars are donated each year to such causes as the Hurricane Harvey Disaster Relief Campaign, the Jefferies Family Scholarship Foundation, Jefferies Women’s Initiative Network, charitable matching programs and the New York Common Pantry; in addition, Messrs. Handler and Friedman are active in philanthropy as described on pages 16 and 18

●

National Beef conducts various philanthropic activities in the communities in which it operates, it facilitates employees’ ability to contribute to charities, supports local food pantries and contributes, time, money and products to support fundraising activities focused on local community organizations, support networks and churches

●	HomeFed co-sponsors numerous charitable and civic events and programs, participates in the Boys & Girls Club Annual Fundraiser, participates in South Bay Communities Services, provided extensive support to the employees and community impacted by Hurricane Michael, improves communities through development of wellness programs, parks and trail systems throughout the communities, brings community members together with numerous events geared toward celebration of neighbors and family, preserves and enhances open space surrounding the communities where our businesses operate, and is a builder of low-income and affordable housing
●	Berkadia sponsors charitable and community outreach programs and events, provides matching charitable donations, participates in the Be Giving Volunteer Program and participates in the Future Housing Leadership Program, an initiative to increase diversity in the housing industry
●	Foursight offers paid time off to participate in community service, is heavily involved in the quarterly United Way fundraisers and annual Red Cross blood drive, donated to the Hurricane Harvey Drive, actively participates in the annual Utah Food Bank Drive, spent a week providing volunteers to Second Chance Homeless Pets, and provides every employee with paid time off to participate in community service projects of their choice
●	Golden Queen provides sponsorships for the Women in Mining golf tournament, Earth Day activities at local schools, the Friends of Mojave Library, the Mojave Gold Rush Festival, the Mojave Marathon, local job fairs, local Girl Scouts chapter, Tehachapi little league baseball, Wreaths Across America and the Mojave Chamber of Commerce
●	Idaho Timber supports the Steven A. Broadhead Memorial Scholarship Program, donates building materials to charities focusing on enriching the lives of children and supports Habitat for Humanity
●	Linkem provides financial assistance in areas that were devastated in Italy by earthquakes and provides every office - 6 different cities - with defibrillators and makes them available for local community use, provided discount conditions on Linkem contracts for people living around the impacted area of Ponte Morandi in Genova (following the motorway bridge collapse in August 2018) and provides discount conditions on Linkem contracts for certain hearing and vision impaired persons

2019 Proxy Statement	27

Corporate Governance Matters

Board Structure

Lead Director Position and Duties

Mr. O’Kane was elected by our Board of Directors in February 2017 as its Lead Director, succeeding Mr. Joyal, who served as Lead Director for three years.

Our Corporate Governance Guidelines provides that our Lead Director

●	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board
●	Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer and the President with feedback from executive sessions of the independent members of the Board
●	Reviews and approves the information to be provided to the Board
●	Reviews and approves meeting agendas and coordinates with management to develop such agendas
●	Approves meeting schedules to assure there is sufficient time for discussion of all agenda items
●	If requested by major shareholders, ensures that he or she is available for consultation and direct communication
●	Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board
●	Provides input relating to the membership of various committees of the Board and the selection of the chairs of such committees
●	Consults with the chairs of each Board committee and solicits their participation in performing the duties described above
●	Performs such other functions and responsibilities as requested by the Board from time to time

Outside Directorships

During our 2018 shareholder engagement, we again heard questions from some investors and proxy advisory firms regarding the time commitment of two of our executive directors who have other public company obligations. (Mr. Steinberg is on the boards of Spectrum Brands, HomeFed, and Crimson Wine in addition to being on our Board and that of Jefferies Group. Mr. Friedman holds two directorships, at HomeFed and Fiesta, in addition to being on our Board and that of Jefferies Group.) The answer to those questions remains simple: We have directed them to take on those positions to oversee our investments, and they are supported in those roles by our other employees. In each instance, except one, we have a significant investment in those companies: we own 100% of Jefferies Group; an approximately $374 million (14%) investment in Spectrum Brands; a $338 million (70%) investment in HomeFed; and a $71 million (14%) investment in Fiesta. (The one exception is Crimson Wine, which is a former portfolio investment of ours that was spun out to our shareholders six years ago and where Mr. Steinberg served as a director prior to the spin off.) We believe these directorships are crucial to our strategy and prospects and demonstrate smart and prudent oversight of our capital.

Director Independence

In accordance with our Corporate Governance Guidelines, available on our website, Jefferies.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. Our Board has not adopted any “categorical standards” for assessing independence.

Our Board affirmatively determined that each of our non-employee director nominees is independent. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Exchange Act.

28	Jefferies Financial Group

Corporate Governance Matters

In particular, our Board considered the following relationships: Mr. Beyer is an independent director of Kroger, a company which has a commercial relationship with one of our subsidiaries; Mr. Reese previously served (prior to 2011) as President and Chief Executive Officer of MassMutual, a holder of our Series A Cumulative Convertible Preferred Stock and a commercial finance joint venture partner with Jefferies Group; and Messrs. Joyal and Reese were associated with each other in connection with their prior employment with MassMutual. Additionally, our Board considered that certain Board members share directorships on unaffiliated, third-party boards.

Our Board has determined that these relationships are not material relationships and therefore do not affect our Board’s determination of independence.

Executive Sessions

Our Board has determined that our independent directors will meet regularly in executive session outside the presence of management. No formal Board action may be taken at any executive session. Our Lead Director presides over each executive session and has the authority to call such meetings.

Directors and Board Committees

Our Board has standing Audit, Risk and Liquidity Oversight, Valuation Oversight, Compensation and Nominating and Corporate Governance Committees, each of which has adopted a written charter that is available on our website at Jefferies.com.

Board of Directors
Seven meetings in 2018

Since joining our Board, all of our directors attended at least 75% of the meetings of our Board of Directors and Committees on which they served during 2018.

All of our Board members who were directors on May 23, 2018 (the date of our 2018 shareholder meeting) attended our 2018 shareholder meeting, although we do not have a policy requiring director attendance.

Key Responsibilities

●Evaluate our performance, plans and prospects
●Supervise and direct management
●Oversee risk and liquidity through our newly formed committee (see below)
●Represent the interests of our shareholders
●Manage succession planning of our executives
●Designate Board Committee members

Board of Directors Chair
Joseph S. Steinberg

Lead Independent Director
Michael T. O’Kane

Members
Joseph S. Steinberg	MaryAnne Gilmartin
Richard B. Handler	Francisco L. Borges
Brian P. Friedman	Robert E. Joyal
Linda L. Adamany	Michael T. O’Kane
Robert D. Beyer	Jacob M. Katz
Stuart H. Reese	Barry J. Alperin

2019 Proxy Statement	29

Corporate Governance Matters

Audit Committee

Five meetings in 2018

Chair
Jacob M. Katz

Members
Adamany, Alperin, Borges, Katz, Reese

Our Board determined that each member of the Audit Committee, including Mr. Katz, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial literacy expertise requirement of the listing standards of the NYSE.

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as our independent external auditor for fiscal 2019. This will be Deloitte’s third year auditing us.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of our audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of our audit firm’s new lead engagement partner.

The members of the Audit Committee and our Board believe that the retention of Deloitte to serve as our independent external auditor is in the best interests of us and our investors.

Key Responsibilities

●	Assist our Board in its oversight of our financial statements, internal audit function and internal control over financial reporting
●	Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors
●	Assist our Board and management with legal and regulatory compliance
●	Oversee our Code of Business Practice
●	Prepare the Audit Committee Report

Compensation Committee
Four meetings in 2018 Chair Robert D. Beyer Members Alperin, Beyer, Joyal, O’Kane

Among other responsibilities, our Compensation Committee considers whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are not reasonably likely to have a material adverse effect on us. Our Compensation Committee members were never employed by us nor served as an officer for us. During 2018, none of our executive officers served on any compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.

Key Responsibilities

●	Set the compensation of our Executive Officers
●	Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation
●	Assist senior management in establishing our general compensation philosophy, oversee the development and implementation of compensation programs, including our incentive compensation plans and equity-based plans
●	Assist with regulatory and legal compliance with respect to compensation matters
●	Retain, evaluate and assess the work of the Committee’s independent compensation consultant
●	Prepare the Compensation Committee Report

30	Jefferies Financial Group

Corporate Governance Matters

Nominating and Corporate Governance Committee
Four meetings in 2018 Chair Robert E. Joyal Members Adamany, Alperin, Borges, Gilmartin, Joyal, O’Kane

A key function of our Nominating and Corporate Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to our growth and success. As noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:

●Judgment, skill, diversity, experience with businesses and other organizations of comparable size
●The interplay of the candidate’s experience with the experience of other Board members
●Extent to which the candidate would be a desirable addition to our Board and its Committees

Key Responsibilities

●	Recommend individuals to our Board for nomination, election or appointment as members of our Board
●	Oversee the evaluation and refreshment of Board
●	Oversee the evaluation and succession planning of management
●	Establish and oversee our corporate governance and governance guidelines
●	Review and recommend to our Board any changes in director compensation

Risk and Liquidity Oversight Committee
Formed in November 2018 Chair Linda L. Adamany Members Adamany, Beyer, Gilmartin, Katz, Reese

The Risk and Liquidity Oversight Committee monitors major risk exposures, including among others, investment risk, capital risk, funding risk, liquidity risk, cybersecurity risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk

Key Responsibilities

●	Oversee our enterprise risk management framework
●	Approve risk management, risk appetite and risk identification policies
●	Monitor major risk exposures
●	Oversee management’s controls relating to enterprise risk
●	Oversee chief risk officer

Valuation Oversight Committee
Formed in November 2018 Chair Michael T. O’Kane Members Adamany, Alperin, Katz, O’Kane	The Valuation Oversight Committee oversees our semi-annual valuation process performed by management and oversees the selection of and valuation results produced by third-party evaluation firms.

Key Responsibilities

●	Oversee semi-annual valuation processes and estimates performed and published by management relating to significant merchant banking investments
●	Oversee the selection of and valuation results produced by third-party evaluation firms

2019 Proxy Statement	31

Corporate Governance Matters

Board Practices, Processes and Policies

Corporate Governance Initiatives

Over the last few years, we made multiple corporate governance enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders.

Enhancements

Mirrored Boards NEW

In the fourth quarter, the respective boards of Jefferies and Jefferies Group created mirrored boards – meaning the same individuals are on the Board of both Jefferies and Jefferies Group. Mirroring the boards will result in more efficiency and, most importantly, have the same group of highly skilled directors oversee both Jefferies and our largest operating subsidiary, Jefferies Group.

New Committees NEW

Our Board created a Risk and Liquidity Oversight Committee and a Valuation Oversight Committee. The Risk and Liquidity Oversight Committee monitors major risk exposures, including, among others, investment risk, capital risk, funding risk, liquidity risk, cybersecurity risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk. The Valuation Oversight Committee oversees our semi-annual valuation performed by management and oversees the selection of and results produced by third-party evaluation firms.

Shareholder Proxy Access	We adopted shareholder proxy access that allows our shareholders to include director nominations in our annual Proxy Statement. The features of our by-law reflect standard market practice, including

	3% for 3 years	20% of the Board	●Shareholder-submitted nominations that satisfy the requirements in our by-laws are included in our Proxy Statements.
	●Shareholders holding 3% of our outstanding shares for 3 years may nominate candidates	●Shareholders can aggregate up to 20 holders to meet ownership requirement ●Shareholders may nominate at least 2 candidates (or up to 20% of the size of our Board if greater)

Individual Director Assessments	We enhanced our annual Board evaluation process to require individual director assessments.

CEO and President Stock Ownership Guidelines

We adopted new ownership guidelines for our CEO and President which require each to accumulate an ownership position in our equity securities with a value equal to at least 10-times the executive’s salary.

Minimum Holding Periods of Vested Equity	We approved holding periods requiring our CEO and President to hold at least 75% of after-tax shares until the expiration of three years after vesting or until retirement (50% of after tax shares for all other named executive officers).

CEO and President Evaluations	We enhanced and formalized our Board’s performance evaluation process for our CEO and President.

Corporate Social Responsibility Principles	We reconfirmed our commitment to social responsibility, charging management with implementing a process to evaluate our corporate conduct in light of our published principles.

Shareholder Engagement	We continued our rigorous shareholder outreach to better understand shareholder concerns and determine the best path to constructively respond to them.

Increased Director Stock Ownership Guidelines	We recently amended our Corporate Governance Guidelines to require each director within five years of joining our Board to accumulate an ownership position in our equity securities with a value equal to five times the director’s annual cash retainer (an increase from three times the director’s annual cash retainer).

32	Jefferies Financial Group

Corporate Governance Matters

Earlier Enhancements

Appointment of Lead Director	We created the position of Lead Director and amended our Corporate Governance Guidelines to clearly delineate the Lead Director’s responsibilities.

Majority Voting	We amended our by-laws to require majority voting in connection with uncontested director elections to work in conjunction with our previously-adopted director resignation policy.

Board Refreshment

We reconstituted our Board of Directors during 2013 and 2014, and again in 2018, ultimately increasing the number of seats from eight to 12, with a total of 10 new directors since March 2013, 9 of whom are independent.

Clawback Policy

We approved a policy allowing our Compensation Committee to claw back performance-based and discretionary awards if an underlying performance metric considered by the Compensation Committee in approving an award is corrected, adjusted or deemed to be false.

Prohibition on Hedging	We imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees.

Independent Compensation Consultant	Our Compensation Committee retained Mercer (US) Inc. as its independent compensation consultant to review our historical compensation and related practices, examine relevant peer and industry practices and advise the Compensation Committee on how best to structure our performance-based and other compensation programs going forward.

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis section of this Proxy Statement.

Majority Voting and Director Resignation Policy

Our by-laws require that each director in an uncontested election be elected by the affirmative vote of a majority of the votes cast with respect to such director. We previously adopted a director resignation policy, which is incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to our Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

Our Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will not participate in the recommendation or decision-making process. Our Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and our Board of Directors may consider any factor deemed appropriate during this process.

Anti-Hedging Policy

Our Insider Trading and Anti-Tipping Policy expressly prohibits hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build. Our anti-hedging policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors.

Related Person Policy and Transactions

Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer (other than when serving at our request), and any entity of which one of our directors has a substantial financial interest (other than through us).

2019 Proxy Statement	33

Corporate Governance Matters

Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant or that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arms-length basis and the impact of the transaction on our business and operation.

Mr. Steinberg’s brother, Morton M. Steinberg, is a retired senior counsel in the law firm DLA Piper LLP (US). Morton Steinberg did not have an ownership interest in DLA Piper. During fiscal 2018, we paid approximately $191,300 to DLA Piper for legal services rendered to us. This amount represents less than .001% of all fees received by DLA Piper in 2018.

We carry term life insurance on Mr. Steinberg in the amount of $1,000,000 payable to his designated beneficiaries. We paid $12,178 for such policy in fiscal 2018.

Prior to the combination of Jefferies and Jefferies Group in 2013, Jefferies Group invested in three private equity funds managed by companies controlled by Mr. Friedman, and acquired interests in the profit participation earned by two management companies that manage these three funds. These two management companies (Fund Managers) serve as the managers of the three private equity funds (Private Equity Funds) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers in 1994 before he became associated with Jefferies Group; and, the Board of Jefferies Group approved these arrangements years prior to consummation of our transaction with Jefferies.

As of November 30, 2018, Jefferies Group had committed an aggregate of approximately $146.8 million to the Private Equity Funds and had funded approximately $128.2 million of these commitments. As of November 30, 2018, Jefferies Group had committed an aggregate of $9.8 million to a Fund Manager, out of which approximately $5.8 million was funded and $3.4 million was terminated as of November 30, 2018. As a result of those investments, commitments and profit participations, Jefferies Group received distributions from the Private Equity Funds and Fund Managers in fiscal year 2018 of approximately $0.4 million.

As of November 30, 2018, one of the Private Equity Funds has sold its last investment and is in dissolution. Included in the $841 million in total equity committed to the two remaining Private Equity Funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of November 30, 2018, Mr. Handler had an aggregate invested interest in the total committed capital in these two Private Equity Funds of 0.2% and Mr. Friedman had an aggregate invested interest of 7.9%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

We employ certain former employees of the Fund Managers who continue to partially work for the Fund Managers under an arrangement Jefferies originally entered into with Mr. Friedman and a Fund Manager in 2005 and a related agreement we entered into during 2014. In fiscal year 2018, the Fund Manager paid us approximately $0.9 million for the direct and indirect costs attributed to employees’ work performed for the Fund Managers.

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as Jefferies Group’s Head of Marketing since 1997, three years before Mr. Handler was appointed CEO of Jefferies Group. For his services during Jefferies Group’s fiscal year 2018, Mr. Tarrant was paid $290,000.

We allow our executives and directors to invest in funds managed by us on the same terms offered to other investors. At November 30, 2018, Messrs. Friedman, Steinberg and Handler had interests worth to approximately $9.3 million, $0.4 million and $3.8 million, respectively, in such funds.

The foregoing arrangements have been approved by our Board and applicable Committees in accordance with our related person transaction policy.

34	Jefferies Financial Group

Corporate Governance Matters

Engagement of Independent Compensation Consultant

During 2018, our Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. During 2017, we paid Mercer $163,000 for executive and director compensation consulting services and paid Mercer and its affiliates $603,000 for other services. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Compensation Committee’s engagement of Mercer and we do not require the Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Compensation Committee also considered that the Mercer consultants providing services to the Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Fiscal 2018 Director Compensation

Director Stock Ownership

Our Board believes our directors should also be shareholders. During 2018, our Corporate Governance Guidelines were amended to increase our director stock ownership guideline and now requires each director within five years of joining our Board to accumulate an ownership position in our equity securities equal to five times the value of a director’s annual cash retainer (currently a requirement to hold not less than $575,000 worth of our shares).

All of our directors, with the exception of our three newest directors appointed in 2018, have met or exceeded our increased stock ownership guideline.	Tenure of ≥ 5 years
Value of $575,000 of common shares

Fiscal 2018 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Linda L. Adamany	115,000	150,000	265,000
Barry J. Alperin	157,500	—	157,500
Robert D. Beyer	125,000	150,000	275,000
Francisco L. Borges	115,000	150,000	265,000
W. Patrick Campbell	135,000	150,000	285,000
MaryAnne Gilmartin	150,000	—	150,000
Robert E. Joyal	125,000	150,000	275,000
Jacob M. Katz	278,667	—	278,667
Jeffrey C. Keil	115,000	150,000	265,000
Michael T. O’Kane	145,000	150,000	295,000
Stuart H. Reese	115,000	150,000	265,000

(1)	Directors who are also our employees do not receive director compensation from us. Messrs. Alperin and Katz and Ms. Gilmartin joined our Board in November 2018 and received compensation as members of the Board of Jefferies Group (as reported above). Mr. Katz also received $128,667 for serving as a director of Jefferies International Limited (also included above).

2019 Proxy Statement	35

Corporate Governance Matters

(2)	Our annual director compensation consists of an equity grant in the amount of $150,000, a retainer of $115,000 and additional retainers of $20,000 to the Chair of the Audit Committee, $30,000 to the Lead Director and $10,000 to the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. Amounts reported above reflect 12 months of earned pay notwithstanding the change to our fiscal year from December 31 to November 30.
(3)	Grant date fair value of equity awards are computed in accordance with GAAP. Each independent director elected by our shareholders during our 2018 Annual Meeting of Shareholders received a single equity award with a market value of $150,000. Unvested securities subject to forfeiture are held by Messrs. Beyer and Reese (11,866 shares each).

Equity Compensation Plan Information

Outstanding Equity Awards

The following table summarizes information regarding our shares under our equity compensation plans as of November 30, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders	20,853,395	(1)	0.22	(2)	7,026,426	(3)
Equity compensation plans not approved by
security holders	—		—		—
Total	20,853,395		0.22		7,026,426

(1)	Includes shares to be issued upon: settlement of 20,314,614 RSUs under our 2003 Incentive Compensation Plan; settlement of 343,364 RSUs under our Director’s Stock Compensation Plan and exercise of 195,417 options under our Option Plan.
(2)	The weighted average exercise price is calculated including RSUs which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, the weighted average exercise price for plans approved by security holders would be $22.87.
(3)	Includes 6,786,404 shares under our Incentive Plan for general use and 240,022 shares under our Director’s Stock Compensation Plan. In March 2014, we terminated the authorization to issue options and rights under our Option Plan.

Rate of Equity Award Grants

During 2018, we issued a total of 5,154,793 shares under our existing equity plans, representing a rate of equity award grants, or so-called burn rate, of 1.6% of our average outstanding shares, which our Compensation Committee believes is modest for a company of our size and scope of operations, particularly since the bulk of this is three-year grants and we expect nominal issuance in 2019 and 2020.

36	Jefferies Financial Group

Executive Compensation

Proposal II	Advisory Vote on 2018 Executive Compensation
The Board recommends a vote FOR the approval of Executive Officer Compensation

We provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. We value this vote as important feedback from our shareholders. Our next compensation advisory vote will occur in 2020 as our practice is to present this vote to our shareholders annually.

We believe that there should be a strong link between executive compensation and our performance and the performance of our named executive officers. This Proxy Statement contains a detailed description of the 2018, 2019 and 2020 compensation of our executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will contribute to our long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.

Compensation Committee Report

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our principal executive officers in formulating compensation programs applicable to our senior management.

Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Robert D. Beyer, Chairman
Barry J. Alperin
Robert E. Joyal
Michael T. O’Kane

2019 Proxy Statement	37

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) outlines how we, the Compensation Committee, determine how to set executive compensation for our executive officers. For the past few years, we have crafted an executive compensation plan that we believed was both fair to our executives and served the long-term interests of you, our fellow shareholders. Indeed, as we discussed in last year’s CD&A and as our whole Board noted in its letter to shareholders in last year’s Proxy Statement:

“Our engagement with you, our fellow shareholders, continued apace in 2017. When our Compensation Committee was contemplating the executive compensation plan for 2018 and beyond, our Compensation Committee Chairman, our President and our General Counsel arranged a series of engagement meetings in November and December of 2017 with holders of more than a majority of our shares, which included virtually all of our top shareholders, so that our shareholders’ feedback would help us formulate this plan. Similarly, we reached out to shareholders holding over 70% of our shares during proxy season last year and we intend to seek further engagement with a comparable or greater proportion this month. As we have stated before, shareholder engagement is crucial to all of us on the Board, and we have been very pleased with the frank and constructive discussions we have had and with the support virtually all of you have shown. Thank you.”

“The 2017 executive compensation plan you will be voting on this year is the exact same plan that nearly 90% of you voted in favor of last year. With the valuable feedback we received from you over the past few years, our Compensation Committee, all of us on the Board and all our top advisors have put significant amounts of consideration and work into deriving a compensation plan that not only rewards our executives for their successes but also promotes a series of long-term incentive goals that further align our executives’ interests with the long-term interests of their fellow shareholders.”

In early 2018, we were highly confident that our 2017 executive compensation plan, which – as noted above – was the exact same plan as the 2016 plan on which we achieved a nearly 90% favorable rating, would meet or exceed that 90% favorable rating. We were wrong. A majority of our voting shares did vote in favor of the 2017 plan, but well below the almost 90% rate we garnered in 2017.

We have expended considerable efforts since our May 2018 annual meeting to engage with those shareholders who voted against our 2017 plan and with the two well-respected proxy advisory firms that advised voting against our executive compensation plans to determine those factors that drove those negative votes and recommendations.

Before getting to a discussion of the results of those efforts, though, we want to express our most sincere thanks to both shareholders and ISS and Glass Lewis for taking the time to meet with our Compensation Committee Chairman and General Counsel. Between May and October, we conferred both with holders of a majority of our shares who voted against our plan and with the proxy advisory firms. Once we reformulated our plan based on those discussions, which we will address later in this CD&A, we then re-engaged with holders of a majority of our shares (regardless of how they previously voted) and, again, with the proxy advisory firms. We are deeply grateful to all of you who provided frank and constructive feedback that has resulted in amended executive compensation plans that we believe are in line with our shareholders’ expressed wishes.

We will discuss each of these factors later in this CD&A, but the summary table below outlines the specific issues that we heard from our shareholders and from the proxy advisory firms and a brief description of how we have amended our executive compensation plan to address those issues.

38	Jefferies Financial Group

Compensation Discussion and Analysis

Changes to Our Executive Compensation Program NEW

What We Heard	What We Did

Banking: We uniformly heard displeasure with our banking mechanism, under which executives could earn banked but unvested RSUs for each individual performance year even if performance for subsequent years is below expectations.

We eliminated banking
Absolute TSR Measurement: Shareholders and proxy advisory firms favored some element of relative total shareholder return instead of an exclusive, absolute TSR performance measurement.	We implemented a relative TSR performance threshold starting in the current year

Insufficient Articulation of Peer Selection Process: Certain shareholders and the proxy advisory firms asked us to review and amend our peer list and to explain in greater detail why we selected the peers that we did.

We reshaped and expanded our peer list and provided a more fulsome articulation of our peer-selection reasoning
Performance Targets: Certain shareholders expressed an issue with our targeted performance metrics for ROTDE and TSR.

We raised our performance ranges from a 5% threshold and 8% target for each of ROTDE and TSR to a 6% threshold and 9% target; the higher performance target reduces overall award magnitude at the former 8% target by nearly 17%

Magnitude of the Overall Award: Certain shareholders believed that the overall magnitude of our executive compensation package was too high.	We reduced the targeted cash portion of our compensation plan by 28% and the overall targeted compensation by 10%

Commitments to Our Shareholders NEW

What We Heard	What We Committed

No Increases to Equity. We heard concern that, because we employed a one-time equity grant for the 2018 Plan, 2019 Plan and 2020 Plan, the equity portions of those plans could be increased at a later time.

We confirmed and committed that no additional equity would be granted under those Plans
Exercise of Negative Discretion. We heard questions whether we could employ negative discretion as it pertained to the equity portion of the 2018 Plan, 2019 Plan and 2020 Plan.	We confirmed that we retain negative discretion and that no positive discretion is allowed; that is, we may reduce equity awards, but will not increase them

The changes discussed later in this CD&A are meaningful amendments to the executive compensation plans that we approved on January 1, 2018 in direct response to our shareholders’ feedback. It bears noting that, although these substantial amendments make it more difficult for our two top executives to achieve targeted compensation that has been reduced by 10%, our CEO and President – who are also two of our largest individual shareholders – have, fully supported our changes.

2019 Proxy Statement	39

Compensation Discussion and Analysis

The rest of this CD&A will be presented in 4 sections:

Our Executive Compensation Philosophy

Our Compensation Process and Plan Design

Our 2018 - 2020 plans, which are the subject of this year’s say-on-pay vote, that will detail the following:

●The original program that we approved in January 2018
●The amendments to the 2018 component of the program (the “2018 Plan”)
●The amendments to the 2019 and 2020 components of the program (the “2019 Plan” and the “2020 Plan”)

Elements of our Compensation Program

Our Executive Compensation Philosophy

Although we have amended our go-forward compensation plans to respond to our fellow shareholders’ concerns, we have done so in a manner that reflects our ongoing commitment to maintaining a long-term view of our business goals aimed at avoiding the pitfalls of impatience and short-term investment horizons. Our CEO and President, who together own approximately 7.6% of our outstanding shares, are both financially and strategically aligned with all of us and you as our shareholders. Our intention is to buttress that long-term fellow-shareholder alignment with compensation plans geared toward further maximizing our long-term growth.

In doing so, we also strive to weigh carefully the possible consequences of our executive compensation plan. That is to say, we want to ensure that our changes do not unduly alter the risk appetite of our executives. We want to be certain that they will continue to strike the proper balance between short-term performance and our ultimate objective: long-term value creation. We aim, as we always have, for long-termism. We believe the program we are proposing supports our objectives.

As we consider how to compensate our top executives, we are also ever-mindful of how our CEO and President have been uniquely integral over a span counted in decades to leading, first, Jefferies Group and then Leucadia to where we are today, as well as having our complete confidence as our leaders moving forward. Rich and Brian are two of the most dedicated and passionate leaders in our or any other industry. And they are, without question, the most loyal.

Although that dedication, passion and loyalty make us secure that they will be with us for the long haul, we want to reward those characteristics and not to take advantage of them. That is to say, were our top executives either front-line producers at Jefferies or a competitor or lured to a mergers and acquisition boutique, a private equity firm or a hedge fund, our research demonstrates that they would be compensated more favorably than they are compensated by us. Thus, a material driver of our compensation philosophy is both fair reward and retention.

Our goal is to find the best way to retain and motivate our executives while taking into account the views of you, our fellow shareholders, as well as our responsibilities as stewards of Jefferies.

Our philosophy was, is and will remain simple: We want to pay our executives fairly relative to our performance as compared with their peers, but only if they generate meaningful long-term growth in our value.

40	Jefferies Financial Group

Compensation Discussion and Analysis

OUR EQUAL SENIOR EXECUTIVE COMPENSATION
During our engagement this year and in prior years, some shareholders have questioned why our executive compensation plan applies equally to our two top executives. Because of the high priority we place on shareholder feedback, we have taken these questions very seriously and researched this matter (indeed, we had already vetted this question years ago when we first began to compensate our two top executives equally). What our research shows (and showed at the inception of our plan in the past), is that we are not only in line with our peers, but actually in a more favorable position. First, at Jefferies we have only two executives who receive compensation packages geared toward the level of CEO and President roles. At virtually all other peer firms, there are usually as many as three and in some cases up to five executives (with varying titles, including CEO, President, COO, Chairman, Vice Chairman and the like) who are receiving senior executive-level compensation packages. Moreover, at all of our peers, those same executives, who in some cases make multiples of what our executives make, are not all subject to the 100% performance-based compensation program under which our executives are paid. Second and even more important, Rich and Brian are not only the CEO and President of the parent company, Jefferies Financial Group, but also the President and Executive Committee Chairman of our largest operating company, Jefferies Group. That is to say, they are the senior-most executives at the helms of two multi-billion dollar, SEC-reporting companies. And as noted on the next page in this CD&A, they are Jefferies Financial Group and Jefferies Group’s leaders and front-line player/coaches who fill extremely demanding and crucial positions. We benefit substantially from these two individuals and the multiple roles they play. For all these reasons, paying Rich and Brian equally has proven to be effective and is completely in line with our compensation philosophy of incentivizing and retaining two uniquely successful co-heads and partners to work together to help drive our long-term growth in value.

Our Compensation Process and Plan Design

The Committee’s Role

As a guiding mandate, our goal is to implement an executive compensation plan that reflects our shareholders’ desires and adheres to industry best practices.

OUR COMPENSATION PROGRAM INCLUDES BEST PRACTICES
✓Clear link between pay and performance
✓100% of incentive compensation performance-based and at-risk
✓No acceleration of vesting in the event of a change-in-control for equity or other awards held by executives
✓No golden parachute payments
✓No tax gross-ups
✓No change-in-control payments ✓No hedging of company stock ✓No repricing of stock options ✓Robust clawback policy ✓Utilize an independent compensation consultant

We structure and administer our executive compensation plans to accomplish these goals. This administration has evolved into a year-long process that, this year, began soon after we filed last year’s Proxy Statement. At that time, our Committee Chair with assistance from our General Counsel began engaging with the proxy advisory firms and shareholders who, respectively, recommended and voted against our 2017 executive compensation plan. After receiving that feedback during the fall and into the end of our fiscal year we conferred among ourselves, with our executives and with our external advisors to review shareholder feedback and to determine how to amend our plan. Prior to adopting any of those amendments, we again reached out to and engaged with investors holding nearly 70% of our shares to preview our amendments and to solicit additional feedback to be sure we were heading in the direction desired by our fellow shareholders. Then, we formally amended the program. And, once this Proxy Statement is filed, we will again and as needed engage further with our fellow shareholders.

WE NEVER STOP LISTENING

Among the many amendments we implemented to our compensation program, the most recent and one of the more meaningful ones resulted from our engagement with fellow shareholders and the proxy advisors over the past six weeks. We had already decided to implement a relative TSR modifier, but when previewing a possible cut-in level of the 25th percentile against our peers, you made clear to us that, if we were going to pay above target, you expected us to do so only if our relative performance was at or above the median of our peers. You voiced a strong opinion. We listened. The cut-in is now at the median (see pages 50 and 52).

2019 Proxy Statement	41

Compensation Discussion and Analysis

The Compensation Committee, in consultation with our CEO and President, also determines the compensation of our other executive officers. The Committee considered the views of Messrs. Handler and Friedman, including their assessments of our executives’ individual performance, and the range of market inputs available, in setting their compensation.

Role of the Compensation Consultant

The Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to address compensation matters going forward. As is historically the case, for our 2018 compensation program Mercer was tasked with assisting the Compensation Committee with:

TASKS FOR MERCER AND THE COMPENSATION COMMITTEE
✓Defining the appropriate market comparator group for our executives ✓Defining a comprehensive compensation philosophy and pay strategy for our future	✓Defining 2018 incentive program alignment and performance metrics ✓Evaluating our executive officer compensation against the market

The Compensation Committee and its advisers also discussed with Mercer Rich and Brian’s unique player/coach roles to aid in assessing comparable compensation not only as our senior leaders in their roles as CEO and President, but also as two of our most productive front-line deal makers, traders, and investors. When considering these two top executives, who have worked highly successfully as a team for almost eighteen years, the Compensation Committee took into account the following:

COMPENSATION COMMITTEE’S CONSIDERATIONS OF OUR TOP EXECUTIVES
✓Revenue-generating player/coaches
✓Two of the most long-tenured executives in the industry
✓Our two top executives own in the aggregate approximately 7.6% of our shares (aligning them completely with shareholders regardless of our compensation plan)
✓Neither of our executives has or has ever had an employment or severance contract

✓Neither of our executives is eligible for carried interest on our direct investments
✓Perhaps most importantly, in order to get paid anything other than their base salaries, our executives have to generate meaningful returns on tangible deployable equity or generate significant total shareholder return over long measurement periods

Peer Selection

We and our compensation consultant analyzed comparable peer compensation as a general frame of reference for considering the appropriateness of our executive compensation programs and to ensure our CEO and President are appropriately aligned with peers.

Spurred by shareholder feedback that specifically touched on our peer-group selection process, this year we carefully re-examined our historical peer group, which resulted in dropping two names from our historical list and adding four more. Assisted by Mercer, we sought to identify carefully those companies by using the following criteria:

42	Jefferies Financial Group

Compensation Discussion and Analysis

KEY CRITERIA WHEN IDENTIFYING COMPARATORS FOR PEER GROUP
✓Companies we primarily compete with for investment banking and capital markets business
✓Companies engaged in alternative asset management and long-term principal investing
✓Companies primarily driven by human capital and with which we generally compete for talent
✓Companies headquartered in New York City and that also have a global business footprint similar to ours

✓Companies with executive officers who, like ours, are not only the most senior leaders who guide the business to success, but also are front-line dealmakers, traders and/or investors, whose acumen and relationships would significantly contribute directly to their respective business’s bottom line even if they were not also the most senior leaders

Our selected peer group also represents companies the businesses of which have a fair amount in common with our businesses and, hence, are reasonably comparable for purposes of relative performance:

●We identified companies we encounter on a day-to-day basis when we compete for investment banking assignments and capital markets business and for rankings on industry league tables, as well as those companies from which we take market share in the equities and fixed income businesses.

Competition for Clients and Market Share

● We targeted companies with which we compete in our merchant banking segment, where such businesses entail making smart, long-term investments, focusing in particular on those companies where senior executives actively source, evaluate, and negotiate significant investments, as well as oversee and direct ongoing value creation of investee companies.
● As it pertains to our alternative asset management business, we also identified companies against which we vie for management teams and investor dollars.

Principal Investing and Alternative Asset Management

● We identified those companies from which we might seek replacements for our top executives or to which our top executives might be recruited away from us.
● This group is a set of highly accomplished firms with highly compensated executives, many of whom are paid significantly more than our executives, particularly when carried interest payments, founder’s shares and other similar forms of compensation are taken into account.

Human Capital-Based Companies and Competitors for Talent

● With respect to headquarters and geographical scope, we operate and compete in an industry that is centered in the financial capital of the world, New York City.
● Twelve out of fourteen names on our peer list are headquartered in New York City and, as we do, operate globally.

Location

● We, our clients, ratings agencies and many shareholders think about our two most senior leaders as “founders” and player/coaches. Our top two executives did not literally found our firm, but they have completely reshaped and redirected both the legacy Jefferies Group and legacy Leucadia.
● Dedicating on a combined basis almost 50 years of their lives, our CEO and President have propelled Jefferies from the narrowly focused equities shop it was before our CEO joined to what it has become today, growing and succeeding through, among other things, the challenges of 2001 - 2002, the 2008 - 2009 financial crisis, the late-2011 bear raid on Jefferies Group, and the reverse combination with Leucadia in 2013.
● And in doing so, our executives have been and continue to be the ultimate player/coaches who are “hands on” and who (i) bring significant revenue-generating opportunities to us because of their deep relationships; (ii) successfully and personally support investment banking pitches to fruition and execution; (iii) guide our sales-and-trading businesses; and (iv) invest our shareholders’ dollars in high-return opportunities and oversee the growth and realization of these investments.
● Thus, when we seek comparators, we try to find companies that have transformational player/coaches at the helm and that have characteristics relevant to the compensation of such highly productive player/coaches.

Our “Founders” and Player/Coaches

2019 Proxy Statement	43

Compensation Discussion and Analysis

Our selected peers represent a reasonable and realistic list of firms that meet the appropriate criteria for comparators. The following table indicates how we view those criteria in relation to our peers. It bears noting that the Compensation Committee carefully considered, but rejected, as comparators companies substantially in retail financial services (retail commercial banking, retail stock brokerage, consumer lending, or credit-card processing). Those retail financial services companies do not do what we do and are wholly noncompetitive to our business model.

Peer Name	Competition for Clients and Market Share	Principal Investing and Alternative Asset Management	Human Capital-Based Companies and Competitors for Talent	Location	Executive Player/Coaches
AllianceBernstein Holding L.P.	●	●	●	●
Apollo Global Management, LLC		●	●	●	●
BlackRock, Inc.		●	●	●	●
The Blackstone Group L.P.		●	●	●	●
The Carlyle Group L.P.		●	●		●
Evercore Inc.	●		●	●	●
The Goldman Sachs Group, Inc.	●	●	●	●	●
KKR & Co. Inc.		●	●	●	●
Lazard Ltd	●		●	●
Loews Corporation		●	●	●
Moelis & Company	●	●	●	●	●
Morgan Stanley	●	●	●	●
PJT Partners Inc.	●	●	●	●	●
Stifel Financial Corp.	●		●

The following table details relevant financial data of our selected peers(1) (2):

				Total Shareholder Return CAGR(2)
Company Name	Revenue(1) ($MM)	Market Cap(2) ($MM)	Assets(3) ($MM)	One Year (%)	Three Year (%)	Five Year (%)
AllianceBernstein Holding L.P.(4)	3,299	2,911	8,549	34%	18%	16%
Apollo Global Management, LLC	2,557	5,678	6,972	-4%	28%	7%
BlackRock, Inc.	14,198	67,915	174,862	-13%	8%	10%
The Blackstone Group L.P.	6,669	22,339	30,460	14%	10%	11%
The Carlyle Group L.P.	2,427	1,973	12,911	-4%	8%	-3%
Evercore Inc.	2,065	3,341	1,706	-3%	17%	11%
The Goldman Sachs Group, Inc.	35,942	70,931	933,000	-22%	2%	4%
KKR & Co. Inc.	4,346	12,205	50,743	18%	15%	5%
Lazard Ltd	2,826	4,737	4,997	-14%	2%	5%
Loews Corporation	13,735	15,074	78,725	-4%	9%	1%
Moelis & Company	886	1,849	823	-8%	21%	— (5)
Morgan Stanley	40,107	76,358	865,517	-12%	11%	9%
PJT Partners Inc.	580	1,051	582	11%	27%	— (5)
Stifel Financial Corp.	3,007	3,476	23,760	-13%	3%	2%
Jefferies Financial Group	3,764	7,059	47,131	-15%	9%	-4%
Ranking Relative to Peers	7 of 15	7 of 15	6 of 15	14 of 15	9 of 15	13 of 13

(1)	Revenue is the most recent fiscal year data as of January 31, 2019. For Jefferies, the value is for only 11 months due to its fiscal year transition.
(2)	Market Cap and Total Shareholder Return compound annual growth rates (CAGR) are as of JEF’s fiscal year-end (November 30, 2018) and are calculated using Capital IQ methodology
(3)	Assets reflect most recent disclosure as of January 31, 2019
(4)	Revenue and assets represent the values of Alliance Bernstein L.P., while Market Cap and TSR are for AB Holding L.P.
(5)	Moelis & Company and PJT Partners Inc. became publicly traded after November, 30 2013 so no five year TSR CAGR is shown

44	Jefferies Financial Group

Compensation Discussion and Analysis

2018 - 2020 Executive Compensation Plans

Our Original Plan

As was the case with our 2016 Plan and 2017 Plan, our adoption of the 2018 Plan, the 2019 Plan and the 2020 Plan was firmly anchored to reward how our executives performed – in particular, to how our executives were able to drive total shareholder return and return on tangible deployable equity:

Return on Tangible Deployable Equity (ROTDE) is defined as net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets and deferred tax assets. Return metrics such as ROTDE not only measure profitability, but also reflect the use of capital to achieve that profitability, which rewards efficient use of our capital.
Total Shareholder Return (TSR) is the annualized rate of return reflecting stock price appreciation plus the reinvestment of dividends and distributions to shareholders over the measurement period.

As we discussed with a majority of you prior to our adopting the three-year program in January 2018, our goal was to lock in place a long-term incentive program that, with the exception of base salaries, demanded that our executives consistently generate long-term ROTDE and TSR. Unlike for our 2016 and 2017 plans, which contained no cash incentive other than base salaries, our 2018 Plan, 2019 Plan and 2020 Plan originally had a targeted long-term cash component of $9 million that would have to be earned over a three-year measurement period and could only be earned if compounded annual ROTDE was equal to or greater than 8%. Those Plans also had a targeted long-term equity component of $16 million that would have to be earned over a three-year measurement period and could only be earned if compounded annual TSR was equal to or greater than 8%.

2019 Proxy Statement	45

Compensation Discussion and Analysis

Our Original 2018, 2019 and 2020 Plans contained the following elements:

ANNUAL BASE SALARY	$1 million
SHORT-TERM INCENTIVE	None
LONG-TERM INCENTIVE ($25 MILLION PER YEAR)
CASH
Targeted Amount: $9 million per year, earned base on results over 3 years
●Target compensation of $9 million, paid over three-year period (at $3 million per year) but only if there is sustained compounded annual ROTDE
Performance Metrics
3-year Performance Cycle
●Measured at the end of year one and on a compounded basis for the respective two- and three-year periods
●ROTDE (5%, 8%, 12%)
●Targeted 8% ROTDE
●No cash awarded if year one and compounded two- and three-year ROTDE < 5%
●Multi-year vesting period; cash awards remain subject to clawbacks

Year 1 Absolute ROTDE

Year 2-3 Compounded ROTDE

EQUITY
Targeted Amount: $16 million per year, earned based on 3 years of TSR

●Target compensation of $16 million, but each compensation year’s award is not vested until the end of the three-year measurement period, with ability to bank up to one third of total target award ($5.33 million per year) for each of the first two years if there is sustained compounded TSR

Performance Metrics
●Matched TSR aspect of prior 2016 and 2017 plans
●Measured as three-year compounded absolute TSR (5%, 8%, 12%)
●All shares forfeited if one and two- and three-year compounded TSR < 5%
●3-year cliff vesting period for each compensation year
●Portions of the overall RSU award may be banked based on annual performance, unbanked RSUs remain available to vest based on sustained compounded TSR over remaining performance period

3-year Performance Cycle
Year 1 Absolute TSR

Year 2-3 Compounded TSR

46	Jefferies Financial Group

Compensation Discussion and Analysis

As noted, our original goal — with the exception of adding a cash component — was to replicate in 2018, 2019 and 2020 the compensation plans we had in place for 2016 and 2017.

One-Time Grant

It is very important to note as we discuss our original plans that we intended those plans to apply to three distinct compensation years to underscore our unwavering desire to maintain compensation plans that, despite the change in the tax laws, still require multi-year compounded performance measured by ROTDE and TSR, are fully aligned with our long-term value creation strategy and insulate us from the time-generated creep of compensation growth that we see in some of our competitors.

Thus, in early 2018 we awarded our executives performance-based RSUs with a targeted notional amount of $48 million based on a share price of $26.49 per share but with the express intent that the RSU grant would be allocated equally to compensation years 2018, 2019 and 2020. And for each of those three compensation years, our executives would have to overcome the same hurdles to earn their pay:

●	Generate compounded annual TSR over a three-year period and bear the risk that, without such performance, they will forfeit their entire equity incentive compensation.
●

Face a three-year cliff vesting schedule for each compensation year, which means that the 2018 portion of the grant does not vest, presuming that performance warrants the receipt of RSUs, until 2021; the 2019 portion does not vest until 2022; and the 2020 portion does not vest until 2023. That is to say, the entire program has as long as a five-year vesting period on the original grant.

●

Bear the risk that – as was the case this year – their significant operating success would not be reflected in absolute TSR, which means, using 2018 as an example, that the notional value of the 2018 portion of the one-time grant has declined in value by 85% from $16 million to approximately $2.46 million. Of course, such negative TSR performance also means the likelihood of ever getting any equity compensation is greatly reduced.

We raise this here because, as we have engaged with shareholders and the advisory firms recently, some thought that there was a three-year vesting period on the entire grant. That is not the case. In addition, some questioned whether we retained discretion to reduce the number of shares or were considering granting more shares. As we made plain during our engagement and as is shown on pages 39 and 47, we absolutely retain negative discretion and we have committed not to supplement the 2018 one-time RSU grant.

One final note. It bears repeating that, although our Summary Compensation Table is fully compliant with SEC rules and displays the total grant date fair value of the target shares awarded in the year 2018 as part of a program that applies to three compensation years (2018, 2019 and 2020), the Compensation Committee’s intent and the underlying fact of the matter is that our executives most definitely did not receive $38.7 million worth of Jefferies equity as compensation for fiscal year 2018.

The Results of our Original 2018 Plan

From any objective measure, our compensation plan has worked as designed and intended. Our executives have generated an impressive ROTDE of 15.2% and been rewarded in receiving the maximum payout on the cash component of one year’s worth of the 2018 Plan’s three-year measurement period. Despite that mid-teens ROTDE, though, their cash compensation did not reflect any performance windfall because we capped compensation on any performance over 12%.

Notwithstanding that impressive 15.2% ROTDE, we suffered a share-price drop along with all our peers and experienced a 15.8% decline in TSR. Accordingly, for compensation year 2018 our executives earned $4.5 million in a cash incentive, but received no credit for the 2018 portion of their long-term equity compensation. Put differently, because we failed to meet threshold absolute TSR on the equity portion of the award and because the performance award of the ROTDE is capped at 12%, instead of being on track in year one of three to meet at least target compensation (approximately 33%), our executives have so far received only 18% of targeted compensation.

2019 Proxy Statement	47

Compensation Discussion and Analysis

	Target Compensation		Outcome
CASH	$9 million Target over Three Years (executives eligible in 2018 to receive one-third of cash depending upon performance)	2018 ROTDE: 15.2%*	$4.5 million
RSU	$16 million Equity Target over Three Years	2018 TSR: (15.8%)	$0**

*	2018 ROTDE is defined as net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets and deferred tax assets.

2018 ROTDE Analysis ($ thousands)	Fiscal 2018
Net Income attributable to Jefferies Financial Group Common Shareholders (GAAP)	$1,022,318
Add: Intangible Asset Amortization	32,558
Add: Intangible Asset Impairment	9
Less: Tax on Intangible Asset Amortization and Impairment	(7,149)
Adjusted Net Income (non-GAAP)	$1,047,736
2018 ROTDE % = $1,047,736 / $6,898,966 =	15.2%
**	Calculation purposes only as we have eliminated banking.

Compounding that nil equity calculation – because our 2018 Plan is, indeed, a long-term plan – our executives are now challenged with the burden of boosting compounded annual TSR over the last two years of the amended plan in order to try to recoup at least some of their equity award. And history shows us – especially this year’s history when there was a disconnect between ROTDE and TSR – that TSR can be beyond their control. To put this in tangible terms, and as illustrated below, in order to reach their targeted equity compensation, between Friday, February 8, 2019, and the end of our 2020 fiscal year, our share price must appreciate to $34.31 (compounded annual TSR equal to 35.3%); further, if our share price is not above $31.55 by the end of our 2020 fiscal year (compounded annual TSR equal to 29.2%), our executives will forfeit all $16 million of their target equity incentive compensation for 2018.

Our Amendments to the 2018 Plan NEW

Following the results of last year’s say-on-pay vote and the direct feedback we received from our shareholders, our initial thought was essentially to start from scratch, do away with this three-year program, and to build from the ground up. The significant issue we encountered, however, was that, had we followed that path – that is to say, had we scrapped the three-year performance-based stock program and implemented a series of new one-year equity plans for each of compensation years

48	Jefferies Financial Group

Compensation Discussion and Analysis

2018, 2019 and 2020 – we would have been forced to fully expense the initial 2018 - 2020 equity portions of the program and then to take, depending on the nature of what we did, as much as double expenses for any particular year as we would have had to expense each new plan. For example, had we scrapped the 2018 - 2020 equity portions of the plans adopted last year and implemented only a new 2018 plan now and then implemented a new plan in the beginning of 2019 and then, again, in the beginning of 2020, under GAAP we would have had to “double expense” the original 2018 – 2020 equity portions of the plans plus the grant date fair value of the new replacement equity awards in 2019 and 2020.

Likewise, had we reduced the equity portions of our executive compensation plans in order to lower the overall magnitude of the plans, under GAAP we would have had to still expense the entire original January 2018 grant date fair value amount despite the reduction. Needless to say, we rejected those ideas and adopted a more effective approach, including raising our performance targets, that would amend our program as our shareholders wanted us to do without unnecessarily impairing our bottom line.

Against that backdrop, including in particular that one out of the three performance years for the 2018 Plan was already recorded on the books, we considered how to amend the 2018 Plan to address the issues raised by our fellow shareholders. Based on those considerations, we did the following:

Amendments to 2018 Plan NEW

●	As it pertains to the banking issue, we eliminated banking.
●	As it pertains to compounded annual ROTDE and TSR, we increased the threshold and target rates from, respectively, 5% and 8% to 6% and 9%. It is extremely important to highlight the fact that a 1% increase in the TSR threshold and target rates results in nearly a 17% reduction in performance-based compensation. For example, prior to adopting the new targets, if compounded TSR equaled 8% our executives would have received approximately $16 million in RSUs. Now, 8% performance results in a $13.3 million, or 16.7%, decrease. Likewise, prior to adopting the new targets, if compounded ROTDE equaled 8%, our executives would have received a $9 million cash bonus. Now, 8% performance results in a $7.5 million cash bonus, or 16.7% decrease.
●	Were we to reduce compensation in 2018 as we did for 2019 and 2020, which for accounting purposes needed to be done via a cash award reduction, it would mean that we would have front-loaded cash compensation into a year in which we already knew that ROTDE was far above the maximum performance threshold, thereby guaranteeing maximum cash payouts after the fact. That outcome seemed neither appropriate nor in keeping with our shareholders’ concerns. Accordingly, we maintained the cash component of the 2018 Plan, keeping future payouts dependent on continued long-term compounded annual ROTDE, but increased the threshold and target levels.

As a result of those amendments and TSR, the current estimated value of the 2018 Plan is $14 million, which is substantially below the $26 million we targeted.

And, as noted above, unless there is at least a 29.2% compounded growth in TSR between now and the end of fiscal year 2020, the entire equity component of the 2018 Plan, which represents about two-thirds of the targeted compensation, will be eradicated. In light of those considerations, the 2018 Plan does not feature relative TSR because its modifying potential would have been irrelevant.

With the increased 6% threshold rate and 9% target rate for compounded annual TSR and ROTDE, we are confident that these rates constitute rigorous performance targets that would, in both the short- and long-term on a compounded basis generate not only significant growth in tangible equity but, ultimately, substantial growth in TSR.

ANNUAL ROTDE TARGETS VS. HISTORICAL JEF PERFORMANCE	ANNUAL TSR TARGETS VS. HISTORICAL JEF PERFORMANCE

2019 Proxy Statement	49

Compensation Discussion and Analysis

Our Amendments to Our 2019 Plan and 2020 Plan

Compensation for 2019 and 2020 is where we were able to make more meaningful modifications. As discussed on page 39 of this CD&A, we have responded to our shareholders’ concerns and made substantial amendments to our 2019 Plan and 2020 Plan, as noted below.

Original Plan	Amended Plans NEW
BANKING Pro rata portions of the overall awards were allowed to be banked after the first and second years.

BANKING ELIMINATED

Banking has been eliminated, and our executives’ entire equity compensation will be based on a one-time measurement of three-year compounded TSR from the beginning of fiscal year 2019 to the end of fiscal year 2021 for the amended 2019 Plan and from the beginning of fiscal year 2020 to the end of fiscal year 2022 for the amended 2020 Plan.

ABSOLUTE TSR
MEASUREMENT

Absolute TSR measurement was employed rather than relative targets, first, to align more closely to the creation of absolute intrinsic value over time and, second, because of the unique and varied components and earnings of Jefferies Financial Group that make it difficult to find a precise comparator.

ADOPTED RELATIVE TSR MEASUREMENT

Because our shareholders wanted the use of relative TSR in our executive compensation program, we have amended our 2019 and 2020 Plans in such a way that our executives cannot earn any equity portion of their compensation plan if three-year compounded TSR is less than 6%, can only earn targeted equity compensation if three-year compounded TSR is equal to 9% and, even if three-year compounded TSR is greater than 9%, can only earn greater than targeted equity compensation if our three-year compounded TSR is favorable relative to our peers as follows:

●If our three-year compounded TSR is less than the 50th percentile of our peers, no matter how high our three-year compounded TSR might be, our executives will receive no additional equity compensation above target
●If our three-year compounded TSR is greater than the 50th percentile of our peers (i.e., the median), our executives will be eligible to receive an additional 1.5% of target compensation for each 1 point increase in our relative TSR ranking versus peers

So, in short, we crafted the amended 2019 Plan and 2020 Plan to avoid the situation in which (i) we suffer negative absolute three-year compounded TSR and (ii) such negative TSR is favorable compared to our peers, and (iii) our executives get paid despite the fact that our three-year compounded TSR is negative.

For illustrative purposes, assume for the first example that three-year compound TSR is any number less than 6%, but is at the 100th percentile compared to our peers. Despite that literally unbeatable relative TSR, our executives would not earn any equity compensation.

Assume for the second example, that our three-year compound TSR equals 35%:

●Under our original plan, our executives would have received 150% of targeted equity compensation because our three-year compounded TSR would have exceeded the 12% performance threshold;

50	Jefferies Financial Group

Compensation Discussion and Analysis

Original Plan	Amended Plans NEW

●But under our amended plan:
●If our relative TSR calculation is any number at or below the 50th percentile of our peers, our executives will receive no additional equity compensation above target despite a 35% three-year compounded TSR;
●If relative TSR equals the 60th percentile, our executives would receive 115% of targeted equity compensation (that is, a 1.5% increment for every 1 point percentile ranking increase over median)

PERFORMANCE TARGETS Original 2019 and 2020 Plans ROTDE AND TSR Threshold: 5% Targeted: 8% Capped: 12%	PERFORMANCE TARGETS ROTDE AND TSR

OVERALL AWARD MAGNITUDE Targeted performance-based award of $25 million, made up of $16 million in long-term equity and $9 million in cash.

OVERALL AWARD MAGNITUDE REDUCED

Targeted performance-based award of $22.5 million (10% decrease), made up of $16 million in long-term equity and $6.5 million in cash (28% decrease).

This absolute reduction in targeted compensation is in addition to the fact that the increased threshold and targeted performance metrics could result in nearly a 17% reduction in compensation (see discussion on page 39).

CASH PORTION OF AWARD

Cash long-term targeted performance award over three years of $9 million ($3 million per year), with a maximum cap of $13.5 million ($4.5 million per year) if compounded ROTDE is greater than 12%.

CASH PORTION OF AWARD

Long-term cash award will be replaced with a targeted single-year award that will include:

●A $6.5 million short-term cash incentive target
●Single-year performance award based upon ROTDE
●A potential 175% upside if ROTDE is greater than or equal to 12%
●Committee discretion to increase or decrease cash compensation, but in no event will any increase exceed 100% of target. Discretion will be guided by the following factors:

●market changes that could not be anticipated
●strategic acquisitions and divestitures
●compliance record
●public-perception issues
●responses to business crises
●responses to regulatory or litigation matters
●responses to the need for diversity

●responses to the need for sustainability
●organizational effectiveness
●succession planning
●key personnel changes
●other changes in circumstance that warrant increasing or decreasing executive annual short-term incentives

2019 Proxy Statement	51

Compensation Discussion and Analysis

The chart below captures the new elements of our 2019 and 2020 Plans.

ANNUAL BASE SALARY	$1 million
SHORT-TERM INCENTIVE

Targeted Amount: $6.5 million per year

●Single-year performance award based upon ROTDE
●Potential 75% upside if ROTDE is greater than or equal to 12%
●Committee has discretion to increase or decrease incentive
●Incentive capped at 100% of target

LONG-TERM INCENTIVE

●To achieve target, 9% compounded annual TSR required
●Targeted performance results in approximately 30% growth in share price
●Performance measurements and vesting occur after the end of the third year

Targeted Amount: $16 million (3 year test and vesting)

●Target compensation of $16 million, but award is not earned until the end of the three-year measurement period of compounded TSR
●2019 Award vests during first quarter of fiscal year 2022
●2020 Award vests during first quarter of fiscal year 2023

2019 Plan and 2020 Plan modified by relative TSR performance:
●3-year performance cycle measuring three-year compounded TSR (6%, 9%)
●< 6% results in forfeiture of any equity award
●Targeted 9% three-year compounded TSR
●Award modified by relative compounded TSR performance
●If relative compounded TSR is below 50th percentile, award capped at target even if absolute TSR > 9%
●If relative compounded TSR is above 50th percentile RSU award increases by 1.5% of target compensation for each percentile point above median, but only if absolute TSR ≥ 9%

In closing this discussion of the substantial amendments to the 2019 and 2020 Plans, we would note that the current estimated value of the 2019 and 2020 Plans, after making these amendments and including $1.0 million salary, is $13.9 million and $15.9 million, respectively.

52	Jefferies Financial Group

Compensation Discussion and Analysis

While our objective is to set target compensation at or near our peer median, our disclosed pay (because of regulatory requirements) as well as our actual pay (based on results or estimated valuation) can deviate from that objective as indicated below:

COMPENSATION COMPARISON VERSUS CURRENT PEERS

Elements of our Compensation Program

Our compensation policies are designed to provide competitive levels of compensation in order to attract and retain talented executives and leaders, encourage long-term service and loyalty and align their interests with the creation of long-term value for our shareholders. Each element of our program, base salary, annual incentive, long-term incentive and benefits, is tailored to incentivize a specific area of pay that we believe will promote sustained economic value over time.

Alignment between Pay and Performance

The changes we have made over the last several years have resulted in closely aligned pay and performance, and completely transparent elements of our program. In 2018, 96% of our CEO and President’s total target compensation was at risk and approximately 64% of all other NEOs’ target compensation was at risk. Equity is a significant component of this compensation, and, as we continue to believe and state, provides strong incentives for superior long-term performance and a direct link to the interests of our shareholders.

2019 Proxy Statement	53

Compensation Discussion and Analysis

AT-RISK COMPENSATION

CEO AND PRESIDENT	ALL OTHER NEOs

Base Salary

We pay our named executive officers a base salary to provide them a predictable level of income and to reward current and past short-term performance. The base salaries we have established reflect our understanding of the competitive market for these roles. The base salaries below are annualized.

Executive	Role	2018 Base Salary ($)
Richard B. Handler	CEO	1,000,000
Brian P. Friedman	President	1,000,000
Joseph S. Steinberg	Chairman of the Board	810,693
Michael J. Sharp	General Counsel	1,000,000
Teresa S. Gendron	CFO	500,000

Annual Bonuses

Annual bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success.

CEO and President

Given the long-term focus of their compensation plan, our top two executives, Rich Handler (CEO) and Brian Friedman (President), were eligible to receive 100% performance-based bonuses in 2018, composed of long-term, performance-based cash and long-term, performance-based equity.

Chairman

At our request, our Chairman serves as a director of some of our portfolio companies. Our portfolio companies benefit from Mr. Steinberg’s investment acumen, years of business experience and his hands-on involvement. Mr. Steinberg serves as Chairman of the Board of HomeFed and is a director of Spectrum Brands. Mr. Steinberg also serves on the Jefferies Group Board. Much of Mr. Steinberg’s time is spent assisting our portfolio companies in these capacities. Like his fellow non-employee directors, Mr. Steinberg receives board retainer fees and equity awards in consideration of director services. During 2018, Mr. Steinberg received $310,954 in cash and equity payments as director compensation from our portfolio companies. Our Compensation Committee approved his retaining these amounts and recognized them as constituting his annual incentive bonus.

General Counsel

Our General Counsel’s annual incentive compensation was based on a combination of a performance-based bonus and a discretionary bonus. To align his compensation with the performance metrics driving our two top executives, Mr. Sharp’s targeted performance-based incentive compensation was targeted at 40% of his 2017 bonus if ROTDE were at 8%, with the potential to get up to 60% of his 2017 bonus if ROTDE were to be greater than or equal to 12%. Mr. Sharp’s discretionary incentive was to be targeted at 50% of his 2017 bonus and based on the Company’s performance, personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives, and overall senior management skill and effectiveness.

With our fiscal 2018 ROTDE at 15.2%, the calculated performance portion of Mr. Sharp’s incentive compensation equaled $2,400,000. The Compensation Committee, with input from Messrs. Handler and Friedman, awarded Mr. Sharp that amount plus a discretionary bonus of $1,100,000 based on a variety of factors, including Jefferies Financial Group and Jefferies Group’s performance, particularly the latter’s performance in the fourth quarter of 2018.

54	Jefferies Financial Group

Compensation Discussion and Analysis

Chief Financial Officer

Our CFO’s annual incentive compensation was based on a combination of a performance-based bonus and a discretionary bonus. To align her compensation with the performance metrics driving our two top executives, Ms. Gendron’s targeted performance-based incentive compensation was targeted at 40% of her 2017 bonus if ROTDE were at 8%, with the potential to get up to 60% of her 2017 bonus if ROTDE were to be greater than or equal to 12%. Ms. Gendron’s discretionary incentive was to be targeted at 50% of her 2017 bonus and based on the Company’s performance, personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives, and overall senior management skill and effectiveness.

With our fiscal 2018 ROTDE at 15.2%, the calculated performance portion of Ms. Gendron’s incentive compensation equaled $690,000. The Compensation Committee, with input from Messrs. Handler and Friedman, awarded Ms. Gendron a discretionary bonus of $460,000, resulting in the same aggregate bonus as the previous year which was deemed to be appropriate given Jefferies Financial Group’s performance and her role and responsibilities.

2018 Long-Term Incentive Plans

Long-term equity and cash incentive compensation provides strong incentives for superior long-term performance and a direct link for our executive officers to the interests of our shareholders. The value of long-term equity incentive awards increase or decrease based on the future price of our shares. Awards of long-term equity incentive compensation also create long-term ownership, which we believe is important to promoting a culture of entrepreneurship.

CEO and President

Our Compensation Committee approved an executive compensation program for our CEO and President consisting of long-term, performance-based cash and long-term, performance-based equity for each of compensation years 2018, 2019 and 2020. Based on shareholder feedback, our Compensation Committee amended that program and amended the plans for each of compensation years 2018, 2019, and 2020 as described in detail above.

Benefits

We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. In the aggregate, we believe our benefits including perquisites are in-line with or more moderate than general business practices for companies of comparable size and character.

Executive Perquisites

Certain perquisites as disclosed in our Summary Compensation Table are available to executive officers that are not available to other employees. Messrs. Handler, Friedman and Steinberg may use our business aircraft for personal use to assure their constant availability and responsiveness and to facilitate their productivity, subject to an annual $350,000 limitation for each executive, above which reimbursement to us is required. Certain of our executive officers receive the use of chauffeured cars, paid parking, and vehicle-related expenses for business as well as personal use also to assure their constant availability and responsiveness, and to facilitate their productivity. These benefits also allow us to be competitive in the talent market. These perquisites are reported as All Other Compensation in our Summary Compensation Table.

Severance

Under our severance policy, employees terminated by us other than for cause are generally entitled to one month’s pay for each year of service, up to a maximum of 24 months. Pay is defined as salary plus bonus (excluding one-time, tenure or holiday bonus). Messrs. Handler, Friedman and Sharp are only entitled to severance under Jefferies Group’s policy, which provides that terminated employees, other than employees terminated for cause, are generally entitled to one-half month’s salary for each year of service, up to a maximum of six months (a maximum of 12 months for employees with age plus years of service of at least 60). More information is provided under Potential Payments upon Termination of Employment or Change-in-Control.

2019 Proxy Statement	55

Compensation Discussion and Analysis

Retirement and Deferral Plans

For Jefferies Financial Group employees hired before January 2014, we maintain a Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation.

Our deferred compensation retirement plan allows employees with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation. The plan does not provide for employee contributions. We also have a deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax-deferred basis. These plans are designed as non-qualified deferred compensation plans and are intended to meet the requirements of Section 409A.

Employees of Jefferies Group who began service prior to April 1, 1997, which includes Mr. Handler but none of the other named executive officers, are entitled to benefits under the Jefferies Group pension plan.

Other Considerations

Employment Agreements

We do not have any employment agreements with our named executive officers.

Change-in-Control Agreements

We do not have any change-in-control agreements with any named executive officers. No equity held by our executive officers is subject to accelerated vesting upon a change-in-control.

Newly Established Stock Ownership Guidelines

We recently adopted stock ownership guidelines for our CEO and President. The guideline is set at 10-times salary, resulting in a requirement that each executive hold $10 million worth of our shares. Messrs. Handler and Friedman have historically acquired and held large positions in our shares. Including all earned and unearned deferred shares, Messrs. Handler and Friedman own a combined 24,592,145 shares, representing approximately 7.6% of our outstanding shares.

Since becoming CEO of Jefferies Group in 2001 and throughout his entire career as CEO of Jefferies Group and Jefferies Financial Group, over 75% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares.

Since becoming an executive officer of Jefferies Group in 2005 and as President of Jefferies Financial Group, over 91% of Mr. Friedman’s compensation from Jefferies has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Friedman has not sold any of his shares.

In addition, Mr. Steinberg owns 21,470,733 shares, representing 7.1% of our outstanding shares.

This ownership encourages our executives to act in our best long-term interests and those of our shareholders.

Clawback Policy

We have adopted a policy allowing our Compensation Committee to claw back performance-based and discretionary awards if the underlying performance metric, or a performance metric considered by the Compensation Committee in approving an award, is corrected, adjusted or deemed to be false. This policy applies to all of our executive officers.

56	Jefferies Financial Group

Compensation Discussion and Analysis

Anti-Hedging Policies

Directors, executive officers and other employees are expressly prohibited from hedging transactions that involve our securities and those of our subsidiaries under our amended Insider Trading and Anti-Tipping Policy. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions that involve our securities. The policy does not apply to the exercise of options, warrants or other rights issued by us or any transaction approved in advance by the Compensation Committee. We currently have no outstanding options or warrants issued by us and our Compensation Committee has never been asked to, nor ever approved, any exceptions to our anti-hedging policies.

Compensation Risk Management

Our Compensation Committee has considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are not reasonably likely to have a material adverse effect on us. The Compensation Committee’s assessment is conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, the Compensation Committee determines whether any portion of such compensation encourages excessive risk taking and concludes whether or not our compensation programs are reasonably likely to have a material adverse effect on us.

In assessing risks, our Compensation Committee considers mitigating factors such as (i) the multiple elements of our compensation packages, including base salary and bonuses, either in the form of restricted cash or equity awards, both of which vest over a number of years; (ii) the structure of senior executives’ incentive program, which is based on a number of different performance measures to avoid placing undue emphasis on any particular performance metric; (iii) the ability to exercise negative discretion as a means to adjust compensation downward to reflect performance or other factors; (iv) oversight of our programs by our Board and Compensation Committee; (v) our clawback policy; (vi) our anti-hedging policy; (vii) no change-in-control benefits and (viii) other factors deemed relevant by the Committee.

As discussed earlier, we specifically considered whether our amended compensation program might inappropriately increase the risk appetite of our executives. We did not want our amendments to upset the proper balance between short-term performance and our ultimate objective: long-term value creation. We believe the program we are proposing supports our long-term objectives.

Tax Considerations

Although the Tax Cuts and Jobs Act removed the tax incentive for qualified performance-based compensation beginning in 2018, our Compensation Committee retained the use of performance-based compensation for our executives for compensation year 2018 as an appropriate and valuable tool to continue to align our executives’ interests with the long-term interests of our shareholders.

2019 Proxy Statement	57

Compensation Discussion and Analysis

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Annualized Salary ($)	Bonus ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)		Total ($)
Richard B. Handler Chief Executive Officer	2018	1,000,000			2018:	12,762,541	4,500,000	—	451,709	(4)	2018:	18,714,250
					2019:	12,913,541					2019:	12,913,541
					2020:	13,046,422					2020:	13,046,422
			—		Total:	38,722,504					Total:	44,674,213
	2017	1,000,000	—			20,430,092	—	30,795	326,398			21,787,285
	2016	1,000,000	—			16,310,967	—	14,685	257,722			17,583,374
Brian P. Friedman President	2018	1,000,000	—		2018:	12,762,541	4,500,000	—	145,125	(5)	2018:	18,407,666
					2019:	12,913,541					2019:	12,913,541
					2020:	13,046,422					2020:	13,046,422
					Total:	38,722,504					Total:	44,367,629
	2017	1,000,000	—			20,430,092	—	—	299,906			21,729,998
	2016	1,000,000	—			16,310,967	—	—	404,131			17,715,098
Joseph S. Steinberg Chairman of the Board	2018	810,693	310,954	(6)		—	—	—	481.525	(7)		1,603,172
	2017	810,693	596,942			—	—	—	510,223			1,917,858
	2016	810,693	1,223,955			—	—	—	480,054			2,514,702
Teresa S. Gendron Chief Financial Officer	2018	500,000	460,000			—	690,000	—	4,625			1,654,625
	2017	500,000	1,150,000			—	—	—	4,500			1,654,500
	2016	500,000	1,000,000			—	—	—	4,500			1,504,500
Michael J. Sharp Executive Vice President and General Counsel	2018	1,000,000	1,100,000			—	2,400,000	—	4,625			4,504,625
	2017	1,000,000	—			—	4,000,000	—	4,500			5,004,500
	2016	1,000,000	—			1,000,000	2,500,000	—	4,500			4,504,500

(1)	Grant date fair value of restricted awards under our Incentive Plan in accordance with GAAP. Stock Awards for Messrs. Handler and Friedman during 2018 were in the form of Performance-based Restricted Stock Units. It is very important to note as we discussed above in our CD&A that, although our Summary Compensation Table is fully compliant with SEC rules and displays the total grant date fair value of the target shares awarded in the year 2018 as part of a program that applies to three compensation years (2018, 2019 and 2020), the Compensation Committee’s intent and the underlying fact of the matter is that our executives most definitely did not receive $38.7 million worth of Jefferies equity as compensation for fiscal year 2018. Rather, we put in place a plan that applies to three distinct compensation years to underscore our unwavering desire to maintain compensation plans that, despite the fact that the tax laws no longer allow performance-based plans to be an allowable deductible expense for tax purposes, still require multi-year compounded performance measured by total shareholder return, are fully aligned with our long-term growth, and insulate us from the time-generated creep of compensation growth that we see in some of our competitors. These Performance-based Restricted Stock Units are earnable based on our performance over three separate three year periods: (i) 2018 – 2020; (ii) 2019 – 2021 and (iii) 2020 - 2022. The original performance goals for these Performance-based Restricted Stock Units were based on absolute total shareholder return (TSR). As of the grant date, depending on the level of achievement of performance goals during the three-year performance period, the actual number of shares earned and vested for each executive may range from zero shares to a maximum of 906,001 shares per compensation year. The fair values of the 2018 awards to Messrs. Handler and Friedman were determined in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair values of the awards were determined based on Monte-Carlo simulation models estimating the probability of future market prices of our common stock. Further information on the valuation assumptions relating to the stock awards granted in 2018 can be found in Note 17 to our consolidated financial statements included in our Transition Report on Form 10-K for the fiscal year ended November 30, 2018. These 2018-2020 awards were modified during fiscal 2019 by our Compensation Committee. Please refer to our CD&A for additional information.
(2)	As required by SEC rules, the Change in Pension Value and Non-Qualified Deferred Compensation Earnings as well as the Total columns do not include a negative return of $1,393 in Mr. Handler’s pension for fiscal year 2018.

58	Jefferies Financial Group

Compensation Discussion and Analysis

(3)	Some of the items are taxable to the named executive officers. The amount of taxable income is determined pursuant to IRS rules which differ from the amounts reflected in the table and in these notes.
Cost to us for personal use of our aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel, repairs, maintenance and flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and other fixed expenses that would have been incurred regardless of whether there was any personal use of our aircraft. For 2018, the total amount of our disallowed tax deduction resulting from the personal use of the aircraft by Messrs. Handler, Friedman, and Steinberg and any guests was approximately $4.3 million, the primary impact of which was a noncash reduction of about $0.9 million to our federal deferred tax asset balance. Messrs. Handler, Friedman and Steinberg receive the use of drivers, cars, paid parking and other transportation benefits for business as well as personal use. Disclosed amounts for personal use of drivers, cars and other transportation benefits for each executive are derived based on a 30% allocation of the total cost of driver compensation (including bonus and benefits), parking costs, vehicle depreciation and all other vehicle operating costs.
(4)	Includes $350,000 in personal use of our aircraft after considering $76,705 reimbursed to us by Mr. Handler for personal use of our aircraft, $97,084 in personal use of a car and drivers and $4,625 in contributions to the Profit Sharing Plan (PSP).
(5)	Includes $63,452 in personal use of our aircraft, $77,047 in personal use of a car and driver and $4,625 in contributions to the PSP.
(6)	Represents bonus approved by the Compensation Committee but not paid. Bonus amount equals the amount of cash and the fair value of securities paid or issued to Mr. Steinberg by investee companies for Mr. Steinberg’s service as a director of such investee companies. Amounts paid or issued directly to Mr. Steinberg by the investee companies include $68,250 in cash from HRG, $13,547 fair value of an option from HomeFed and $229,157 fair value of equity from Spectrum Brands.
(7)	Includes $350,000 in personal use of our aircraft after considering $164,174 reimbursed to us by Mr. Steinberg for personal use of our aircraft, $82,847 in personal use of cars and drivers, $31,979 in contributions to our Deferred Compensation Plan, $12,178 in life insurance premiums and $4,521 in contributions to the Savings and Retirement Plan. Does not include $235,929 reimbursed to us by Mr. Steinberg for other personal use of our aircraft.

2018 Compensation Plan Outcomes

Grants of Plan-Based Awards in 2018

Equity Incentive Plan Awards to Our CEO and President

			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Awards ($)(5)
Name	Grant Date		Threshold (# shares)(2)	Target (# shares)(3)	Maximum (# shares)(4)
Richard B. Handler (Comp Year 2018)	1/1/2018	(1)	302,000	604,001	906,001	12,762,541
Richard B. Handler (Comp Year 2019)	1/1/2018	(1)	302,000	604,001	906,001	12,913,541
Richard B. Handler (Comp Year 2020)	1/1/2018	(1)	302,000	604,001	906,001	13,046,422
Brian P. Friedman (Comp Year 2018)	1/1/2018	(1)	302,000	604,001	906,001	12,762,541
Brian P. Friedman (Comp Year 2019)	1/1/2018	(1)	302,000	604,001	906,001	12,913,541
Brian P. Friedman (Comp Year 2020)	1/1/2018	(1)	302,000	604,001	906,001	13,046,422

(1)	Grant of long-term performance-based RSUs to each executive as discussed in the CD&A. RSUs are subject to performance as well as service-based forfeitures.
(2)	At the date of grant, Threshold assumed meeting 5% compound annual growth rate of TSR for a three-year period; the Compensation Committee subsequently amended the Threshold to 6% in 2019 and added a relative TSR modifier for compensation years 2019 and 2020. Please refer to our CD&A for additional information.
(3)	At the date of grant, Target assumed meeting 8% compound annual growth rate of TSR for a three-year period; the Compensation Committee subsequently amended the Target to 9% in 2019 and added a relative TSR modifier for compensation years 2019 and 2020. Please refer to our CD&A for additional information.
(4)	At the date of grant, Maximum assumed meeting 12% compound annual growth rate of TSR for a three-year period; the Compensation Committee subsequently amended the Maximum in 2019 and added a relative TSR modifier for compensation years 2019 and 2020. Please refer to our CD&A for additional information.
(5)	This column includes the fair value of equity granted to the executives. The fair value was determined in accordance with GAAP on the grant date.

2019 Proxy Statement	59

Compensation Discussion and Analysis

Non-Equity Incentive Plan Awards to Our Named Executive Officers

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)
Richard B. Handler (Comp Year 2018)(1)	1/1/2018		4,500,000	(2)	9,000,000	(3)	13,500,000	(4)
Richard B. Handler (Comp Year 2019)(1)	1/1/2018		4,875,000	(2)	6,500,000	(3)	11,375,000	(4)(5)
Richard B. Handler (Comp Year 2020)(1)	1/1/2018		4,875,000	(2)	6,500,000	(3)	11,375,000	(4)(5)
Brian P. Friedman (Comp Year 2018)(1)	1/1/2018		4,500,000	(2)	9,000,000	(3)	13,500,000	(4)
Brian P. Friedman (Comp Year 2019)(1)	1/1/2018		4,875,000	(2)	6,500,000	(3)	11,375,000	(4)(5)
Brian P. Friedman (Comp Year 2020)(1)	1/1/2018		4,875,000	(2)	6,500,000	(3)	11,375,000	(4)(5)
Michael J. Sharp	2/16/2018	(6)	800,000	(7)	1,600,000	(8)	2,400,000	(9)
Teresa S. Gendron	2/16/2018	(6)	230,000	(7)	460,000	(8)	690,000	(9)

(1)	Grant of long-term performance-based cash program to each executive as discussed in the CD&A. Cash payout is subject to performance as well as service-based forfeitures.
(2)	At the date of grant, Threshold assumed meeting 5% compounded ROTDE. In 2019, the Compensation Committee amended the plans including increasing the Threshold to 6%. Please refer to our CD&A for additional information.
(3)	At the date of grant, Target assumed meeting 8% compounded ROTDE. In 2019, the Compensation Committee amended the plans including increasing the Target to 9%. Please refer to our CD&A for additional information.
(4)	At the date of grant, Maximum assumed meeting 12% compounded ROTDE. In 2019, the Compensation Committee amended the plans. Please refer to our CD&A for additional information.
(5)	In addition to Threshold, Target and Maximum, Messrs. Handler and Friedman may be entitled to receive, at the Compensation Committee’s discretion, up to an additional $6.5 million, subject to a cap of $13 million per compensation year. Committee discretion will be guided by market changes that could not be anticipated, strategic acquisitions and divestitures, compliance record, public-perception issues, responses to business crises, responses to regulatory or litigation matters, responses to the need for diversity, responses to the need for sustainability, organizational effectiveness, succession planning, key personnel changes and other changes in circumstance that warrant increasing or decreasing executive annual short-term incentives
(6)	Grants of performance-based awards to Mr. Sharp and Ms. Gendron as discussed in the CD&A under Annual Bonuses – General Counsel and Chief Financial Officer.
(7)	Threshold assumes meeting 2018 ROTDE of 5% entitling Ms. Gendron and Mr. Sharp to receive a performance-based bonus equal to 20% of the executive’s respective 2017 bonus.
(8)	Target assumes meeting 2018 ROTDE of 8% entitling Ms. Gendron and Mr. Sharp to receive a performance-based bonus equal to 40% of the executive’s respective 2017 bonus.
(9)	Maximum assumes meeting 2018 ROTDE of 12% or more entitling Ms. Gendron and Mr. Sharp to receive a performance-based bonus equal to 60% of the executive’s respective 2017 bonus. In addition to Threshold, Target and Maximum, Ms. Gendron and Mr. Sharp may be entitled to receive, at the Compensation Committee’s discretion, up to an additional $575,000 and $2,000,000, respectively, based upon the Compensation Committee’s evaluation of each executive’s personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives and overall senior management skill and effectiveness.

Outstanding Equity Awards at Fiscal Year-End 2018

This table provides information on the holdings of unvested restricted stock and RSUs by our named executive officers at November 30, 2018. No executives held options or warrants at November 30, 2018.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard B. Handler	2/19/2016	—	—	1,774,212	38,766,532	(2)
Brian P. Friedman	2/19/2016	—	—	1,774,212	38,766,532	(2)
Richard B. Handler	1/1/2017	—	—	1,110,982	24,274,957	(3)
Brian P. Friedman	1/1/2017	—	—	1,110,982	24,274,957	(3)

60	Jefferies Financial Group

Compensation Discussion and Analysis

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard B. Handler (Comp Year 2018)	1/1/2018	—		—	616,300	13,466,155	(4)
Richard B. Handler (Comp Year 2019)	1/1/2018	—		—	616,300	13,466,155	(4)
Richard B. Handler (Comp Year 2020)	1/1/2018	—		—	616,300	13,466,155	(4)
Brian P. Friedman (Comp Year 2018)	1/1/2018	—		—	616,300	13,466,155	(4)
Brian P. Friedman (Comp Year 2019)	1/1/2018	—		—	616,300	13,466,155	(4)
Brian P. Friedman (Comp Year 2020)	1/1/2018	—		—	616,300	13,466,155	(4)
Michael J. Sharp	1/20/2016	30,712	(5)	671,057	—	—
Michael J. Sharp	1/24/2017	32,079	(5)	700,926	—	—

(1)	Based on $21.85 per share, the NYSE closing price on November 30, 2018.
(2)	Represents 2016 performance-based compensation that was subject to compounded TSR and ROTDE during the three-year period ending November 30, 2018. 100% of the shares were also subject to service-based forfeiture until first quarter 2019. Includes non-preferential dividend equivalents that were also subject to performance and service-based forfeiture.
(3)	Represents 2017 performance-based compensation that is subject to compounded TSR and ROTDE during the three-year period ending November 30, 2019. 100% of the shares are also subject to service-based forfeiture until first quarter 2020. Includes non-preferential dividend equivalents that are also subject to performance and service-based forfeiture.
(4)	Represents Compensation Years 2018 – 2020 performance-based compensation that is subject to three-year compounded TSR during the three-year period beginning with the applicable compensation year. 100% of the shares are subject to service-based forfeiture. Our Compensation Committee subsequently amended the awards during 2019. Please refer to our CD&A for additional information.
(5)	The restricted shares are expected to vest at a rate of 25% on each anniversary of the date of grant, subject to service-based forfeiture.

Stock Vested in Fiscal 2018

The table below reflects restricted stock and RSU that vested during fiscal 2018 for each of our named executive officers. Shares are valued on the day they vested. None of our named executive officers exercised options or warrants during fiscal 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Sharp	15,356	430,122
Michael J. Sharp	10,693	294,485

Pension Benefits in 2018

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard B. Handler	Jefferies Group Employees’ Pension Plan	16 (frozen)	288,734	0

To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age). We also assumed that 85% of his benefit is paid as a lump sum calculated using an interest rate of 4.4% and mortality assumption required under Revenue Ruling 2007-67 and that 15% of his benefit is paid as a single life annuity calculated using a 4.3% discount rate and RP-2014 annuitant mortality. In addition, the figure provided is based on age 65 present values discounted back to current age. We also assumed no pre-retirement mortality.

2019 Proxy Statement	61

Compensation Discussion and Analysis

Jefferies Group first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies Group employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service are covered by the pension plan. The plan is a defined benefit plan funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant and are not subject to deduction for Social Security benefits or other offsets.

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000 and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Non-Qualified Deferred Compensation

The following table shows the benefits that the named executive officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan established January 1, 2009, our 2003 Incentive Plan, amended and restated on July 25, 2013 and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of Jefferies Group in 2001.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Richard B. Handler	—	—	(39,629,235)	(5)	—	203,473,866	(6)
Brian P. Friedman	—	—	(7,596,511)	(7)	—	35,772,361	(8)
Joseph S. Steinberg	—	31,979	16,945		—	583,785

(1)	Value of shares vesting during the fiscal year.
(2)	All amounts are included in the Summary Compensation Table in All Other Compensation.
(3)	Earnings and losses are based upon the investment direction of the named executive officer, the change in value of RSUs and value of dividend equivalents credited as additional RSUs.
(4)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous Proxy Statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, less (iii) distributions. For purposes of this table, earnings include gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of vested RSUs.
(5)	Includes $34,413,529 decreased value of vested RSUs and $5,215,706 decreased value of Mr. Handler’s self-directed deferred compensation account. The change in value of RSUs represents the difference in the value of vested RSUs held at the beginning of the fiscal year and the end of the fiscal year and includes the value of vested RSUs acquired during the year as dividend equivalents.
(6)	Includes 8,175,830 of vested RSUs originally awarded from 2001 through 2012 and dividend reinvestments on those RSUs. Includes $24,831,981 in deferred compensation and gains and losses on investments in Mr. Handler’s self-directed deferred compensation account. The deferred compensation was earned while Mr. Handler was head of Jefferies Group’s high yield division, before Jefferies Group implemented its generally applicable deferred compensation plan and prior to Mr. Handler becoming an executive officer of Jefferies Group. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.
(7)	Represents the decrease in the value of RSUs held at the beginning of the fiscal year and the end of the fiscal year and includes the value of vested RSUs acquired during the year as dividend reinvestments.
(8)	Includes 1,637,179 of vested RSUs originally awarded during 2012.

62	Jefferies Financial Group

Compensation Discussion and Analysis

Potential Payments upon Termination of Employment or Change-in-Control

The following information describes and quantifies (where possible) certain compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on November 30, 2018, other than voluntary resignations or termination for cause.

Named Executive Officer Termination Payments

Severance Payments

Messrs. Handler, Friedman and Sharp are subject to the same severance policy as all other Jefferies Group employees:

●	One-half month’s salary of severance for each year of service, up to a maximum of six months’ pay
●	If retirement eligible (age plus years of service is at least 60), severance maximum is increased to 12 months’ pay

Mr. Steinberg and Ms. Gendron are subject to the same severance policy as all other Jefferies employees:

●	One month’s pay for each year of service, up to a maximum of 24 months
●	Pay is defined as salary plus average bonus (excluding one-time, tenure or holiday bonus)

Individual Deferred Compensation Plan

Mr. Handler is a beneficiary of an individual deferred compensation plan established prior to 2001 (with his last contribution relating to compensation for fiscal year 2000). The deferred compensation was earned while Mr. Handler was head of Jefferies Group’s high yield division, before Jefferies Group implemented its generally applicable deferred compensation plan and prior to Mr. Handler becoming an executive officer of Jefferies Group. The balance in this plan represents compensation from 2000 and prior years as well as the earnings on those deferred amounts. Amounts deferred under Mr. Handler’s individual deferred compensation plan are non-forfeitable, and the occurrence of a change-in-control or a termination in connection with a change-in-control would not cause a payment or enhancement in the value of his deferral account. Mr. Handler’s deferrals under this plan will be settled upon his termination of employment (subject to Section 409A of the Internal Revenue Code).

Summary of Payments upon Termination or Change-in-Control

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on November 30, 2018. For purposes of valuing these amounts, we made the following assumptions:

●	Awards which immediately vest upon death or disability are valued at $21.85 per share, the closing price of our shares on November 30, 2018
●	Amounts a named executive officer has deferred through our deferred compensation plans are non-forfeitable, so whether these amounts continue to be deferred or are paid out following the change-in-control or termination of employment does not represent a payment or enhancement to benefits resulting from the change-in-control or termination of employment
●	No payment to a named executive officer would need to be reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes
●	Except as otherwise indicated, all amounts reflected in the table would be paid on a lump sum basis

Name	Involuntary termination following a Change-in- Control ($)		Following a Change-in- Control	Involuntary Termination ($)		Retirement(1)	Death or Disability ($)
Richard B. Handler	1,000,000	(2)	—	1,000,000	(2)	—	103,439,971	(3)
Brian P. Friedman	722,163	(2)	—	722,163	(2)	—	103,439,971	(3)
Joseph S. Steinberg	3,442,283	(4)	—	3,442,283	(4)	—	1,000,000	(5)
Michael J. Sharp	342,942	(2)	—	342,942	(2)	—	1,371,983	(3)
Teresa S. Gendron	525,000	(4)	—	525,000	(4)	—	—

(1)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2018 table.

2019 Proxy Statement	63

Compensation Discussion and Analysis

(2)	Consists of severance policy payments pursuant to Jefferies Group’s firm-wide severance policy.
(3)	Represents the value of unvested RSUs and restricted stock that would have vested automatically upon death or disability. No golden parachute payments or other enhancements to the executives would have been made.
(4)	Consists of severance policy payments pursuant to Jefferies’s firm-wide severance policy.
(5)	Consists of insurance proceeds payable to Mr. Steinberg’s beneficiaries.

Other Compensation Information

CEO Pay Ratio Information

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Handler, our Chief Executive Officer.

To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.

We determined that, as of October 1, 2018, our employee population (other than our CEO) consisted of approximately 4,643 individuals working for us and our consolidated subsidiaries, including all U.S. employees and non-U.S. employees and all full-time, part-time, seasonal and temporary workers, including Jefferies Financial Group, Jefferies Group, Folger Hill, Leucadia Asset Management, M Science, Idaho Timber, Foursight and Vitesse (but excluding National Beef because it was no longer a consolidated subsidiary). We selected October 1, 2018, which is within the last two months of our 2018 fiscal year, to allow sufficient time to identify and collect the information necessary for this analysis given our large number of employees and the global scope of our operations. October 1 is also the same date we used for this purpose in 2017. We did not use the same person identified last year as our “median employee” because that person worked for National Beef, an entity we no longer consolidate.

To identify the 2018 “median employee” from our employee population, we conducted an analysis of our entire employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, for purposes of measuring the compensation of our employees, we used payroll data and selected all wages paid (including hourly, overtime and salary) and all bonuses paid as the most appropriate measure of compensation. We converted all foreign currency into U.S. dollars. We used all such compensation paid to our employees for the period January 1, 2018 through September 30, 2018. In making these calculations, we annualized (through September 30, 2018), as permitted, the compensation of those permanent employees who were hired after January 1, 2018.

In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for the entire 2018 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

For our 2018 Summary Compensation Table data attributed to our CEO, we used $44,674,213 with no adjustments. Using this methodology, we determined that the “median employee” among our approximately 4,643 employees was a Senior Research Associate at Jefferies LLC making approximately $150,000 a year. Based on this information, we estimate that, for 2018, our CEO’s annual total compensation was approximately 298 times that of the median of the annual total compensation of all other employees.

The numbers above, however, are misleading because this compares three years’ worth of compensation to a single-year median compensation. Were we to use the compensation from our Summary Compensation Table that our Compensation Committee intended to apply to 2018 compensation year, $18,714,250, our CEO’s 2018 annual total compensation was approximately 125 times that of the median of the 2018 annual total compensation of all other employees.

64	Jefferies Financial Group

Audit Matters

Proposal III	Ratification of Independent Auditors
The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent auditors

The Audit Committee selected Deloitte & Touche LLP (Deloitte) as our independent auditors for 2019, and we are requesting our shareholders to ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but the Audit Committee will reconsider the selection of independent auditors. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

Selection of Deloitte as Our Independent Auditors

Prior to 2017, PricewaterhouseCoopers had served as our independent auditors for over 50 years. During 2017, our Audit Committee conducted a competitive selection process to determine our independent auditor for 2017. On April 11, 2017, our Audit Committee approved the engagement of Deloitte as our new independent auditors.

In connection with its selection of Deloitte, on April 11, 2017, our Audit Committee determined that our engagement of PricewaterhouseCoopers would cease effective upon the filing of our Form 10-Q for the quarterly period ended March 31, 2017 with the Securities and Exchange Commission. The reports of PricewaterhouseCoopers on our consolidated financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ending December 31, 2015 and 2016 and the subsequent interim period through April 11, 2017, there were (1) no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused PricewaterhouseCoopers to make reference thereto in their reports on the financial statements for such years and (2) no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

We did not consult with Deloitte during our fiscal years ending December 31, 2015 or 2016 or through the date of their engagement regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Deloitte concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (2) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Fees Paid to Our Independent Auditors

The following table sets forth the aggregate fees incurred by us for 2018 and 2017 relating to services performed by Deloitte:

	Fiscal Year Ended November 30, 2018		Fiscal Year Ended December 31, 2017
Audit Fees	$8,192,855		$8,846,123
Audit Related Fees	1,536,986		686,400
Tax Fees	450,678		1,073,447
All Other Fees	6,190		46,190
	$10,186,709	(1)	$10,652,160	(1)

2019 Proxy Statement	65

Audit Matters

(1)

Fees for 2018 and 2017 include fees incurred by Jefferies Group aggregating $7,590,065 and $8,048,098, respectively. In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor. Specifically, the Committee has pre-approved certain specific categories of work and initially authorized annual amounts for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee delegated to the Audit Committee chair the ability to provide both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority are reported to the full Audit Committee. All requests for services provided by our independent auditor that do not require specific approval by the Audit Committee are required to be submitted to our Chief Financial Officer to ensure that such services are within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

We have been advised that representatives of Deloitte, our independent auditors for 2018, will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during 2018, Deloitte & Touche LLP, were responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.

In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as required by the PCAOB. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this Report, the Committee recommended to our Board that our audited financial statements for 2018 be included in our Transition Report on Form 10-K for the fiscal year ended November 30, 2018 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

Jacob M. Katz, Chairman
Linda L. Adamany
Barry J. Alperin
Francisco L. Borges
Stuart H. Reese

66	Jefferies Financial Group

Stock Ownership Information

Ownership of Our Common Shares

Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)		Percent of Class(3)
The Vanguard Group	30,093,204	(4)	10.0%
BlackRock, Inc.	19,552,986	(5)	6.5%
First Pacific Advisors, LLC	19,469,947	(6)	6.4%
Linda L. Adamany	27,466	(7)	*
Barry J. Alperin	10,000		*
Robert D. Beyer	92,466	(7)	*
Francisco L. Borges	37,466	(7)	*
Brian P. Friedman	3,347,374	(8)	1.1%
MaryAnne Gilmartin	0		*
Teresa S. Gendron	30,084		*
Richard B. Handler	11,152,550	(9)	3.6%
Robert E. Joyal	21,548	(10)	*
Jacob M. Katz	0		*
Michael T. O’Kane	9,757	(11)	*
Stuart H. Reese	31,925	(8)	*
Michael J. Sharp	95,350	(12)	*
Joseph S. Steinberg	21,470,733	(13)	7.1%
All directors and executive officers as a group (16 persons)	36,333,719		11.6%

*	Less than 0.1%.
(1)	Except for Vanguard, BlackRock and First Pacific, the business address of each person is c/o Jefferies Financial Group, 520 Madison Avenue, New York, NY 10022. The list of owners consists of our directors, named executive officers and, to our knowledge, all 5% shareholders.
(2)	Shares owned by directors and executive officers at February 1, 2019. Unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of restricted shares includes voting but no investment power. Ownership of vested restricted stock units (RSUs) includes the right to acquire voting and investment power within 60 days. Ownership of shares held under the Profit Sharing Plan (PSP) is held by the PSP trustee and include sole voting and limited investment power. Unless otherwise noted, all other ownership of shares reported includes voting and investment power. Ownership of shares reported below as excluded does not include voting or investment power.
(3)	Based on 302,291,262 shares outstanding as of February 1, 2019.
(4)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reported sole voting power over 332,947 shares, shared voting power over 61,345 shares, sole dispositive power over 29,713,821 shares and shared dispositive power over 379,383 shares in its amended Schedule 13G filed on February 11, 2019.
(5)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reported sole voting power over 17,106,660 shares, sole dispositive power over 19,552,986 shares and no shared voting or dispositive power in its amended Schedule 13G filed on February 6, 2019.
(6)	First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, CA 90025, reported shared voting power over 3,689,214 shares, shared dispositive power over 19,469,947 shares and no sole voting or dispositive power in its amended Schedule 13G filed on June 8, 2018.
(7)	Includes 11,866 restricted shares.
(8)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, he would beneficially own 8,393,485 shares (representing 2.7% of our outstanding shares). The number in the table includes 1,637,179 vested RSUs and 20,233 PSP shares.

2019 Proxy Statement	67

Stock Ownership Information

(9)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, he would beneficially own 16,198,660 shares (representing 5.1% of our outstanding shares). The number in the table includes 8,175,830 vested RSUs, 674,337 shares held in a family trust with shared voting and investment power and 104,230 PSP shares.
(10)	Excludes 53,088 deferred RSUs.
(11)	Excludes 53,682 deferred RSUs.
(12)	Includes 36,742 restricted shares and 4 PSP shares.
(13)	Includes 21,270,733 shares held by Mr. Steinberg, corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts as to which Mr. Steinberg has sole voting and investment power. Also includes 200,000 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge all such persons filed the required reports on a timely basis during 2018.

68	Jefferies Financial Group

Additional Information

Biographies of Other Executive Officers

Michael J. Sharp
Executive Vice President
General Counsel
Age: 63

Mr. Sharp has been our Executive Vice President and General Counsel since March 2013. Mr. Sharp is also Jefferies Group’s Executive Vice President, General Counsel and Secretary, positions he has held since November 2010. Prior to joining Jefferies Group in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP. Previously, Mr. Sharp was Deputy General Counsel of Citigroup and General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank and Global Credit Card business units. Before his twelve years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the U.S. Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Mr. Sharp received a J.D. from the University of Georgia School of Law (where he was editor-in-chief of the Law Review), an M.B.A. from Cornell University and a B.A. from Fordham University. Mr. Sharp continues to strongly support Georgia Law School, where he serves on the School’s Board of Visitors. In addition, Mr. Sharp is on the President’s Council for Sanctuary for Families, a non-profit dedicated to protecting the victims of domestic violence. Before serving on the President’s Council, Mr. Sharp was on the Board of Directors of Sanctuary for Families for six years.

Teresa S. Gendron
Vice President
Chief Financial Officer
Age: 49

Ms. Gendron, has been our Vice President and Chief Financial Officer since September 2014. From 2011 until her employment with us, Ms. Gendron was the Vice President and Controller of Gannett Co., Inc., an NYSE listed international media and marketing solutions company, and performed the duties of Chief Accounting Officer. Previously, Ms. Gendron was Vice President and Controller at NII Holdings, Inc., a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career in accounting at KPMG LLC in 1991 and is a C.P.A.

Ms. Gendron received an M.B.A. from Georgetown University, a Global Executive M.B.A. from ESADE Business School of Ramon Llull University in Barcelona, Spain and a B.S. in Commerce with a concentration in Accounting from the University of Virginia.

2019 Proxy Statement	69

Additional Information

John M. Dalton
Vice President
Controller
Chief Accounting Officer
Age: 36

Mr. Dalton has been our Vice President, Controller and Chief Accounting Officer since September 2015. Mr. Dalton was the Assistant Controller from 2014 to 2015 and Director of Consolidations and Financial Reporting from 2013 to 2014 of TEGNA Inc./Gannett Co., Inc. Mr. Dalton has held other accounting and audit positions at TEGNA/Gannett since 2004.

Mr. Dalton is a C.P.A. and received a B.B.A. from James Madison University.

Rocco J. Nittoli
Vice President
Chief Compliance Officer
Age: 60

Mr. Nittoli is our Vice President and Chief Compliance Officer. Mr. Nittoli joined us in September 1997 and has served us and our subsidiaries in a variety of capacities, including as our Treasurer between May 2007 and January 2019, and as our Vice President since September 2007.

Mr. Nittoli is a C.P.A. and received a M.S. in Taxation from Seton Hall University and a B.A. in Accounting from Rutgers University.

Indemnification

Pursuant to contracts of insurance dated October 30, 2018 - October 30, 2019, we maintain a combined $145,000,000 indemnification insurance policy covering all of our directors and officers. The 12-month premium for the insurance is $2,466,952. Contracted insurers include:

Illinois National Insurance Company
175 Water Street
New York, New York 10038

U.S. Specialty Insurance Company
111 Town Square Place, Suite 1405
Jersey City, New Jersey 07310

XL Specialty Insurance Co.
100 Constitution Plaza, 17th Floor
Hartford, Connecticut 06103

Hartford Accident &
Indemnity Company
277 Park Avenue, 16th Floor
New York, New York 10172

Ironshore Indemnity, Inc.
28 Liberty Street, 5th Floor
New York, New York 10005

RSUI Indemnity Company
1411 Broadway, 34th Floor
New York, New York 10018

Endurance American Insurance Co.
1221 Avenue of the Americas
New York, New York 10020

Markel American Insurance Co.,
1185 Avenue of the Americas, Suite 1600
New York, New York 10036

Berkshire Hathaway Specialty
Insurance Company
100 Federal St.
Boston, Massachusetts, 02110

70	Jefferies Financial Group

Additional Information

Reconciliations and Use of Non-GAAP Financial Measures

The following tables reconcile financial results reported in accordance with generally accepted accounting principles (GAAP) to all non-GAAP financial measures presented in this Proxy Statement. We sometimes use non-GAAP financial measures to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. For example, management uses certain financial measures using tangible deployable assets or tangible equity because management believes that tangible deployable assets are the assets available for investment purposes to earn a return for our shareholders and changes in tangible equity better indicate to management and our shareholders how we performed given the equity available to management to invest.

However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON SHAREHOLDERS’ EQUITY AND SHARES OUTSTANDING TO FULLY DILUTED SHARES OUTSTANDING

($ thousands)
	Nov. 30, 2018	Dec. 31, 2017
Shareholders' equity (GAAP)	$10,060,866	$10,105,957
Less: Intangible assets, net and goodwill	(1,890,131)	(2,463,180)
Tangible common shareholders' equity (non-GAAP)	$8,170,735	$7,642,777

(Thousands of shares)
	Nov. 30, 2018	Dec. 31, 2017
Shares outstanding (GAAP)	307,515	356,227
Restricted stock units	19,779	16,000
Other	878	887
Fully diluted shares outstanding (non-GAAP)	328,172	373,114

	Nov. 30, 2018	Dec. 31, 2017	Percentage Increase
Common shareholders' equity per share (GAAP)	$32.72	$28.37	15.3%
Fully diluted tangible equity per share (non-GAAP)	$24.90	$20.48	21.5%

Note: Common shareholders’ equity per share is defined as shareholders’ equity divided by shares outstanding. Fully diluted tangible equity per share is defined as tangible common shareholders’ equity divided by fully diluted shares outstanding.

RECONCILIATION OF RETURN OF $1.3 BILLION OF SHARE REPURCHASES AND DIVIDENDS ON COMMON SHAREHOLDERS’ EQUITY AND TANGIBLE COMMON SHAREHOLDERS’ EQUITY

($ thousands)
	Dec. 31, 2017	Return to Shareholders	Return %
Shareholders' equity (GAAP)	$10,105,957	$1,300,180	12.9
Less: Intangible assets, net and goodwill	(2,463,180)
Tangible common shareholders' equity (non-GAAP)	$7,642,777	$1,300,180	17.0

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO TANGIBLE DEPLOYABLE SHAREHOLDERS’ EQUITY AND NET INCOME ATTRIBUTABLE TO JEFFERIES FINANCIAL GROUP COMMON SHAREHOLDERS TO ADJUSTED NET INCOME

($ thousands)
Dec. 31, 2017
Shareholders' Equity (GAAP)	$10,105,957
Less: Intangible assets, net and goodwill	(2,463,180)
Less: Deferred tax asset, net	(743,811)
Tangible Deployable Shareholders' Equity (non-GAAP)	$6,898,966

ROTDE Analysis	Fiscal 2018
Net Income attributable to Jefferies Financial Group Common Shareholders (GAAP)	$1,022,318
Add: Intangible Asset Amortization	32,558
Add: Intangible Asset Impairment	9
Less: Tax on Intangible Asset Amortization and Impairment	(7,149)
Adjusted Net Income (non-GAAP)	$1,047,736
2018 ROTDE % = $1,047,736 / $6,898,966 =	15.2%

2019 Proxy Statement	71

Additional Information

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe-harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future. Forward-looking statements may contain expectations regarding revenues, earnings, operations, share price (including estimates or projections of the future prices of our shares), future market conditions, compensation, expenses, tax deductions and other results, and may include statements of future performance, plans and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors that could cause actual results to differ from those in our forward-looking statements is contained in our Annual Report and other documents we file with the SEC. Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by applicable law.

72	Jefferies Financial Group

Important Information for Our Shareholders

ONLINE ACCESS TO PROXY MATERIALS

This Proxy Statement and the following additional proxy materials are available online at astproxyportal.com/ast/08448/:

●	2018 Transition Report on Form 10-K
●	Proxy card and voting instructions

ATTENDING OUR ANNUAL MEETING

Holders of our shares at the close of business on January 31, 2019, the record date, or their representatives are permitted to attend our Annual Meeting. At the close of business on the record date there were 302,656,262 shares outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal. Please bring your ID and proof of your share ownership. For safety and security purposes, no cameras, recording devices, amplification devices, large packages or signs will be permitted to be brought into the meeting.

VOTING

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	astproxyportal.com/ast/08448	proxyvote.com
By Telephone (24 hours a day):	1-888-776-9962	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

The deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Wednesday, March 27, 2019.

Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive officer compensation and for the ratification of our independent auditors. Other than shares held in our Profit Sharing Plan, your shares will not be voted if you do not return a signed proxy card or vote in person, by telephone or via the internet.

What is the difference between holding shares as a shareholder of record and holding in street name?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.

2019 Proxy Statement	73

Important Information for Our Shareholders

INFORMATION FOR OUR PROFIT SHARING PLAN PARTICIPANTS

For participants in our Profit Sharing Plan (PSP), your shares will be voted by Fidelity Management Trust Company, the plan administrator, as you instruct by returning your signed proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by our Board of Directors. You may also vote your shares online at proxyvote.com or by telephone by calling 1-800-690-6903. You cannot vote your shares in the PSP in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EDT on Monday, March 25, 2019. If you do not provide your vote by that time, your shares in the PSP will be voted pro rata based on the votes timely received by Fidelity.

REVOCATION OF PROXIES

Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on January 31, 2019 in order to vote your shares at the Annual Meeting.

REQUIRED VOTES FOR EACH PROPOSAL

Election of Directors – Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Approval of Executive Officer Compensation – The approval of our named executive officer compensation requires the affirmative vote of the holders of a majority of our common shares voted on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors or us.

Ratification of Deloitte as Auditors – Ratification of the selection of Deloitte as our independent auditors requires the affirmative vote of the holders of a majority of the common shares voted on the matter.

BROKER NON-VOTES AND ABSTENTIONS

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of our auditors but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

Abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect for the purpose of determining whether any of our proposals have been approved.

REQUESTS FOR OUR ANNUAL REPORT AND GOVERNANCE DOCUMENTS

You may request a written copy of the following documents without charge by writing to our Corporate Secretary, Laura Ulbrandt DiPierro, at 520 Madison Avenue, New York, New York 10022, or go to Jefferies.com for an electronic copy.

●	2018 Transition Report on Form 10-K, including the financial statements and the financial statement schedules as well as any requested exhibits
●	Audit, Compensation, Nominating and Corporate Governance, Risk Oversight and Valuation Oversight Committee Charters
●	Corporate Governance Guidelines
●	Code of Business Practice
●	Corporate Social Responsibility Principles

COMMUNICATING WITH OUR BOARD

Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Lead Director, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary, Jefferies Financial Group, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

74	Jefferies Financial Group

Important Information for Our Shareholders

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing the same address may receive one copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, unless a shareowner has asked for a separate copy. If you would like an additional copy of any of these documents, would like to receive a separate copy of these documents for future meetings or would like to receive only one copy if you and another shareholder sharing your address are receiving multiple copies, you should submit this request by writing to our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). We will promptly comply with your instructions.

PROXY SOLICITATION

We are first mailing this Proxy Statement and proxy card to shareholders on or about Feb 15, 2019. We bear the costs of our Board’s solicitation of your proxy for our 2019 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We have also engaged Innisfree M&A Incorporated, a proxy solicitation agent, to assist us with our solicitation and expect to pay no more than $15,000 for its efforts. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred in forwarding our proxy materials to shareholders.

SHAREHOLDER PROPOSALS AND BOARD NOMINEES FOR 2020

Shareholders may submit proposals and director nominees for our 2020 annual meeting which comply with the rules and regulations of the SEC and our by-laws. Proposals submitted pursuant to SEC’s Rule 14a-8 and board nominations for inclusion in our proxy materials and proposals and board nominees submitted pursuant to our by-laws for presentation at our annual meeting, but not included in our proxy materials, should be sent to Laura Ulbrandt DiPierro, Assistant Vice President and Secretary, 520 Madison Avenue, New York, New York 10022, and received by us no later than October 17, 2019.

2019 Proxy Statement	75

Jefferies

Jefferies Financial Group Inc.

520 Madison Avenue
New York, New York 10022

FSC www.fsc.org
MIX
Paper from responsible sources
FSC®

•	Annual Meeting Location: The Paley Center for Media, Frank A. Bennack, Jr. Theater, 25 West 52nd Street, New York, NY 10019

•	Directions: You may obtain directions to the Annual Meeting by contacting Laura Ulbrandt DiPierro, Corporate Secretary at 1-212-460-1900

⬜

PROXY

JEFFERIES FINANCIAL GROUP INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders
March 28, 2019 at 10:00 A.M.

The undersigned shareholder of Jefferies Financial Group Inc. (the "Company") hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Jefferies Financial Group Inc. to be held at The Paley Center for Media, Frank A. Bennack, Jr. Theater, 25 West 52nd Street, New York, NY 10019 on March 28, 2019 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the 2019 Notice and Proxy Statement and a copy of the Transition Report on Form 10-K to Shareholders for the year ended November 30, 2018 is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2 and 3.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES FINANCIAL GROUP INC.

March 28, 2019

Important Notice Regarding Internet Availability
of Proxy Materials for the Annual Meeting:
The 2019 Proxy Statement and the 2018 Transition Report on Form 10-K are available at http://www.astproxyportal.com/ast/08448/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓	Please detach along perforated line and mail in the envelope provided.	↓

00003333333333333300 7	032819

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW
AND FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.		1. Election of Directors.	FOR	AGAINST	ABSTAIN
		Linda L. Adamany	☐	☐	☐
		Barry J. Alperin	☐	☐	☐
		Robert D. Beyer	☐	☐	☐
		Francisco L. Borges	☐	☐	☐
		Brian P. Friedman	☐	☐	☐
		MaryAnne Gilmartin	☐	☐	☐
		Richard B. Handler	☐	☐	☐
		Robert E. Joyal	☐	☐	☐
		Jacob M. Katz	☐	☐	☐
		Michael T. O'Kane	☐	☐	☐
		Stuart H. Reese	☐	☐	☐
		Joseph S. Steinberg	☐	☐	☐
		2. Approve named executive officer compensation on an advisory basis.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	3. Ratify Deloitte & Touche LLP as independent auditors for the year-ended November 30, 2019.	☐	☐	☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES FINANCIAL GROUP INC.

March 28, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding Internet Availability
of Proxy Materials for the Annual Meeting:
The 2019 Proxy Statement and the 2018 Transition Report on Form 10-K are available at http://www.astproxyportal.com/ast/08448/
↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

00003333333333333300 7	032819

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW
AND FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.		1. Election of Directors.	FOR	AGAINST	ABSTAIN
		Linda L. Adamany	☐	☐	☐
		Barry J. Alperin	☐	☐	☐
		Robert D. Beyer	☐	☐	☐
		Francisco L. Borges	☐	☐	☐
		Brian P. Friedman	☐	☐	☐
		MaryAnne Gilmartin	☐	☐	☐
		Richard B. Handler	☐	☐	☐
		Robert E. Joyal	☐	☐	☐
		Jacob M. Katz	☐	☐	☐
		Michael T. O'Kane	☐	☐	☐
		Stuart H. Reese	☐	☐	☐
		Joseph S. Steinberg	☐	☐	☐
		2. Approve named executive officer compensation on an advisory basis.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	3. Ratify Deloitte & Touche LLP as independent auditors for the year-ended November 30, 2019.	☐	☐	☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.